EXECUTION COPY



                   LOAN AND SECURITY AGREEMENT

                    Dated as of June 28, 1996

                              among

                      VENTURE STORES, INC.

                         as the Borrower


             THE FINANCIAL INSTITUTIONS NAMED HEREIN

                         as the Lenders

                               and

                BANKAMERICA BUSINESS CREDIT, INC.

                          as the Agent

                        TABLE OF CONTENTS

Section                                                     Page

ARTICLE 1 INTERPRETATION OF THIS AGREEMENT

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . .1
     1.2  Accounting Terms . . . . . . . . . . . . . . . . . . 21
     1.3  Other Terms. . . . . . . . . . . . . . . . . . . . . 21
     1.4  Computation of Time Periods. . . . . . . . . . . . . 22

ARTICLE 2 LOANS AND LETTERS OF CREDIT

     2.1  Revolving Loans. . . . . . . . . . . . . . . . . . . 22
     2.2  Letters of Credit. . . . . . . . . . . . . . . . . . 30

ARTICLE 3 INTEREST AND FEES

     3.1  Interest . . . . . . . . . . . . . . . . . . . . . . 38
     3.2  Conversion or Continuation . . . . . . . . . . . . . 39
     3.3  Special Provisions Governing LIBOR Loans . . . . . . 40
     3.4  Maximum Interest Rate. . . . . . . . . . . . . . . . 43
     3.5  Closing Fee. . . . . . . . . . . . . . . . . . . . . 44
     3.6  Unused Line Fee. . . . . . . . . . . . . . . . . . . 44
     3.7  Letter of Credit Fee . . . . . . . . . . . . . . . . 44
     3.8  Agency Fee . . . . . . . . . . . . . . . . . . . . . 45
     3.9  Audit Fees . . . . . . . . . . . . . . . . . . . . . 45

ARTICLE 4 PAYMENTS AND PREPAYMENTS

     4.1  Revolving Loans. . . . . . . . . . . . . . . . . . . 45
     4.2  Termination of Revolver Facility . . . . . . . . . . 45
     4.3  Reduction of Revolver Facility . . . . . . . . . . . 46
     4.4  Place and Form of Payments; Extension of Time. . . . 46
     4.5  Payments as Revolving Loans. . . . . . . . . . . . . 46
     4.6  Apportionment, Application and Reversal of Payments. 47
     4.7  Indemnity for Returned Payments. . . . . . . . . . . 48
     4.8  Increased Capital. . . . . . . . . . . . . . . . . . 48
     4.9  Register; Agent's and Lenders' Books and Records;
          Monthly Statements . . . . . . . . . . . . . . . . . 49

ARTICLE 5 COLLATERAL

     5.1  Grant of Security Interest . . . . . . . . . . . . . 49
     5.2  Perfection and Protection of Security Interest . . . 51
     5.3  Location of Collateral . . . . . . . . . . . . . . . 52
     5.4  Title to, Liens on, and Sale and Use of Collateral . 52
     5.5  Appraisals . . . . . . . . . . . . . . . . . . . . . 53
     5.6  Access and Examination; Confidentiality. . . . . . . 53
     5.8  Collection of Accounts; Payments . . . . . . . . . . 55
     5.9  Inventory. . . . . . . . . . . . . . . . . . . . . . 56
     5.10  Equipment . . . . . . . . . . . . . . . . . . . . . 56
     5.11  Assigned Contracts. . . . . . . . . . . . . . . . . 57
     5.12  Documents, Instruments, and Chattel Paper . . . . . 58
     5.13  Right to Cure . . . . . . . . . . . . . . . . . . . 58
     5.14  Power of Attorney . . . . . . . . . . . . . . . . . 59
     5.15 The Agent's and Lenders' Rights, Duties and
          Liabilities                                          59

ARTICLE 6 BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

     6.1  Books and Records. . . . . . . . . . . . . . . . . . 60
     6.2  Financial Information. . . . . . . . . . . . . . . . 60
     6.3  Notices to the Lenders . . . . . . . . . . . . . . . 63

ARTICLE 7 GENERAL WARRANTIES AND REPRESENTATIONS

     7.1  Authorization, Validity, and Enforceability of this
          Agreement and the Loan Documents . . . . . . . . . . 66
     7.2  Validity and Priority of Security Interest . . . . . 67
     7.3  Organization and Qualification . . . . . . . . . . . 67
     7.4  Corporate Name; Prior Transactions . . . . . . . . . 67
     7.5  Affiliates . . . . . . . . . . . . . . . . . . . . . 67
     7.6  Financial Statements and Projections . . . . . . . . 67
     7.7  Capitalization . . . . . . . . . . . . . . . . . . . 68
     7.8  Solvency . . . . . . . . . . . . . . . . . . . . . . 68
     7.9  Debt . . . . . . . . . . . . . . . . . . . . . . . . 68
     7.10  Distributions . . . . . . . . . . . . . . . . . . . 68
     7.11  Title to Property . . . . . . . . . . . . . . . . . 68
     7.12  Real Estate; Leases . . . . . . . . . . . . . . . . 69
     7.13  Proprietary Rights. . . . . . . . . . . . . . . . . 69
     7.14  Trade Names . . . . . . . . . . . . . . . . . . . . 69
     7.15  Litigation. . . . . . . . . . . . . . . . . . . . . 69
     7.16  Restrictive Agreements. . . . . . . . . . . . . . . 69
     7.17  Labor Disputes. . . . . . . . . . . . . . . . . . . 70
     7.18  Environmental Laws. . . . . . . . . . . . . . . . . 70
     7.19  No Violation of Law . . . . . . . . . . . . . . . . 72
     7.20  No Default. . . . . . . . . . . . . . . . . . . . . 72
     7.21  ERISA . . . . . . . . . . . . . . . . . . . . . . . 72
     7.22  Taxes . . . . . . . . . . . . . . . . . . . . . . . 74
     7.23  Investment Company Act, etc.. . . . . . . . . . . . 74
     7.24  Public Utility Holding Company. . . . . . . . . . . 75
     7.25  Margin Securities . . . . . . . . . . . . . . . . . 75
     7.26  Broker's Fees . . . . . . . . . . . . . . . . . . . 75
     7.27  No Material Adverse Change. . . . . . . . . . . . . 75
     7.28  Bank Accounts . . . . . . . . . . . . . . . . . . . 75

ARTICLE 8 AFFIRMATIVE AND NEGATIVE COVENANTS

     8.1  Taxes and Other Obligations. . . . . . . . . . . . . 75
     8.2  Corporate Existence and Good Standing. . . . . . . . 76
     8.3  Compliance with Law and Agreements . . . . . . . . . 76
     8.4  Maintenance of Property. . . . . . . . . . . . . . . 76
     8.5  Insurance. . . . . . . . . . . . . . . . . . . . . . 76
     8.6  Condemnation . . . . . . . . . . . . . . . . . . . . 77
     8.7  Environmental Laws . . . . . . . . . . . . . . . . . 77
     8.8  ERISA. . . . . . . . . . . . . . . . . . . . . . . . 78
     8.9  Mergers, Consolidations, Acquisitions, or Sales. . . 79
     8.10  Distributions; Capital Change . . . . . . . . . . . 79
     8.11  Transactions Affecting Collateral or Obligations. . 79
     8.12  Guaranties. . . . . . . . . . . . . . . . . . . . . 79
     8.13  Debt. . . . . . . . . . . . . . . . . . . . . . . . 79
     8.14  Prepayment. . . . . . . . . . . . . . . . . . . . . 80
     8.15  Transactions with Affiliates. . . . . . . . . . . . 80
     8.16  Investment Banking and Finder's Fees. . . . . . . . 80
     8.17  Business Conducted. . . . . . . . . . . . . . . . . 81
     8.18  Liens . . . . . . . . . . . . . . . . . . . . . . . 81
     8.19  Subsidiaries. . . . . . . . . . . . . . . . . . . . 81
     8.20  Restricted Investments. . . . . . . . . . . . . . . 81
     8.21  Fixed Charge Coverage Ratio . . . . . . . . . . . . 81
     8.22  Fiscal Year . . . . . . . . . . . . . . . . . . . . 82
     8.23  Further Assurances. . . . . . . . . . . . . . . . . 82

ARTICLE 9 CONDITIONS OF LENDING

     9.1  Conditions Precedent to Making of Loans on the Closing
          Date . . . . . . . . . . . . . . . . . . . . . . . . 82
     9.2  Conditions Precedent to Each Loan. . . . . . . . . . 84

ARTICLE 10 DEFAULT; REMEDIES

     10.1  Events of Default . . . . . . . . . . . . . . . . . 85
     10.2  Remedies. . . . . . . . . . . . . . . . . . . . . . 88

ARTICLE 11 TERM AND TERMINATION

     11.1  Term and Termination. . . . . . . . . . . . . . . . 90

ARTICLE 12 AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS;
     SUCCESSORS

     12.1  No Implied Waivers. . . . . . . . . . . . . . . . . 91
     12.2  Amendments and Waivers. . . . . . . . . . . . . . . 91
     12.3  Assignments; Participations . . . . . . . . . . . . 92
     12.4  Binding Effect; Assignment. . . . . . . . . . . . . 95

ARTICLE 13 THE AGENT

     13.1  Appointment . . . . . . . . . . . . . . . . . . . . 96
     13.2  Nature of Duties. . . . . . . . . . . . . . . . . . 96
     13.3  Rights, Exculpation, Etc. . . . . . . . . . . . . . 97
     13.4  Reliance. . . . . . . . . . . . . . . . . . . . . . 98
     13.5  Indemnification of the Agent by the Lenders . . . . 98
     13.6  Agent in Individual Capacity. . . . . . . . . . . . 98
     13.7  Successor Agent . . . . . . . . . . . . . . . . . . 98
     13.8  Collateral Matters. . . . . . . . . . . . . . . . . 99
     13.9  Restrictions on Actions by Lenders; Sharing of
          Payments . . . . . . . . . . . . . . . . . . . . . .100
     13.10  Agency for Perfection. . . . . . . . . . . . . . .101
     13.11  Payments by Agent to Lenders.. . . . . . . . . . .101
     13.12  Concerning the Collateral and the Related Loan
          Documents. . . . . . . . . . . . . . . . . . . . . .102
     13.13  Field Audit Reports; Disclaimers by Lenders. . . .102
     13.14  Relations Among Lenders. . . . . . . . . . . . . .103

ARTICLE 14 MISCELLANEOUS

     14.1  Cumulative Remedies; No Prior Recourse to
           Collateral  . . . . . . . . . . . . . . . . . . . .103
     14.2  Severability. . . . . . . . . . . . . . . . . . . .103
     14.3  Governing Law; Choice of Forum; Service of Process;
          Jury Trial Waiver. . . . . . . . . . . . . . . . . .103
     14.4  Survival of Representations and Warranties. . . . .105
     14.5  Other Security and Guaranties . . . . . . . . . . .105
     14.6  Fees and Expenses . . . . . . . . . . . . . . . . .105
     14.7  Notices . . . . . . . . . . . . . . . . . . . . . .106
     14.8  Indemnity of the Agent and the Lenders by the
          Borrower                                            106
     14.9  Limitation of Liability . . . . . . . . . . . . . .107
     14.10  Waiver of Notices. . . . . . . . . . . . . . . . .107
     14.11  Final Agreement; No Strict Construction. . . . . .108
     14.12  Counterparts . . . . . . . . . . . . . . . . . . .108
     14.13  Captions . . . . . . . . . . . . . . . . . . . . .108
     14.14  Right of Set-Off . . . . . . . . . . . . . . . . .108
     14.15  Taxes. . . . . . . . . . . . . . . . . . . . . . .108



                      EXHIBITS AND SCHEDULES



EXHIBIT A           -    Form of Borrowing Base Certificate
EXHIBIT B-1         -    Financial Statements
EXHIBIT B-2         -    Latest Projections
EXHIBIT C           -    List of Closing Documents
EXHIBIT D           -    Form of Notice of Borrowing
EXHIBIT E           -    Form of Notice of
                         Conversion/Continuation
EXHIBIT F           -    Form of Assignment and Acceptance
EXHIBIT G           -    Form of Shipper Guaranty Letter
SCHEDULE 2.1        -    Accounts for Revolving Loans; Authorized
                         Officers
SCHEDULE 5.3        -    Locations of Collateral
SCHEDULE 7.2        -    Permitted Liens
SCHEDULE 7.4        -    Trade Names
SCHEDULE 7.5        -    Affiliates
SCHEDULE 7.9        -    Debt
SCHEDULE 7.12       -    Real Property and Leases; Permitted
                         Sales
SCHEDULE 7.12(a)    -    Lease Defaults
SCHEDULE 7.13       -    Proprietary Rights
SCHEDULE 7.15       -    Material Litigation
SCHEDULE 7.17       -    Labor Contracts and Disputes
SCHEDULE 7.18       -    Environmental Matters
SCHEDULE 7.21       -    Employee Benefit Plans
SCHEDULE 7.22       -    Taxes
SCHEDULE 7.28       -    Bank Accounts
SCHEDULE 13.11      -    Lender' Payment Instructions
SCHEDULE 14.7       -    Notice Addresses


          This LOAN AND SECURITY AGREEMENT (the "Agreement") is dated as of June 28, 1996 among VENTURE STORES, INC., a Delaware corporation, with an office at 2001 East Terra Lane, O'Fallon, Missouri 63366-0110 (the "Borrower"), the financial institutions named on the signature pages of this Agreement as "Lenders" (such financial institutions and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of such financial institutions and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), and BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), with an office located at 55 West Monroe Street, Chicago, Illinois 60603, as agent for the Lenders (in such capacity as agent, the "Agent"). In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:


                            ARTICLE 1

                INTERPRETATION OF THIS AGREEMENT

          1.1  Definitions.  As used herein:

          "Accounts" means all of the Borrower's now owned or hereafter acquired or arising accounts, contract rights, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, excluding any such accounts, contract rights, or rights to payment arising under leases or subleases of real property and any other interest in real property.

          "Adjusted Net Earnings from Operations" means, with respect to any fiscal period of the Borrower, the net income of the Borrower after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such fiscal period, less any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital asset; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any corporation, substantially all the assets of which have been acquired in any manner, or which has merged or otherwise consolidated with and into the Borrower to the extent realized by such other corporation prior to the date of such acquisition, merger or consolidation; (d) earnings of any business entity in which the Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Borrower in the form of cash distributions; (e) earnings of any Person to which assets of the Borrower shall have been sold, transferred or disposed of, or into which the Borrower shall have been merged, or which has been a party with the Borrower to any consolidation or other form of reorganization in which the Borrower is not the surviving entity, after the date of such transaction; (f) gain arising from the acquisition of debt or equity Securities of the Borrower or from cancellation or forgiveness of Debt; and (g) gain arising from extraordinary items, as determined in accordance with GAAP.

          "Affiliate" means: (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with, the Borrower; (b) any Person which beneficially owns or holds, directly or indirectly, five percent (5.0%) or more of any class of Voting Stock of the Borrower; or (c) any Person, five percent (5.0%) or more of any class of the Voting Stock (or if such Person is not a corporation, five percent (5.0%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Borrower. Control (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used herein, means the possession, directly or indirectly, of the power in any form to direct or cause the direction of the management and policies of the Person in question.

          "Agent" means BABC, in its capacity as agent for the Lenders, and shall include any successor Agent appointed pursuant to Section 13.7.

          "Agent Advances" has the meaning specified in Section
2.1(i).

          "Agent's Liens" means the Liens granted to the Agent, for the ratable benefit of the Agent and the Lenders, pursuant to this Agreement and the other Loan Documents.

          "Aggregate Revolver Outstandings" means, at any time: the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

          "Anniversary Date" means each anniversary of the Closing Date.

          "Applicable LIBOR Margin" means at any date of determination, the rate per annum set forth in the chart below which corresponds to the Leverage Ratio below as at the end of the most recently ended fiscal quarter for which Financial Statements have been provided:

                                         Applicable
          Leverage Ratio                LIBOR Margin

          Greater than 5.50 to 1             2.25%

          Equal to or less than
          5.50 to 1, but greater
          than or equal to 4.50 to 1         2.125%

          Less than 4.50 to 1                2.00%

The Applicable LIBOR Margin initially shall be 2.25%, and after each fiscal quarter, commencing with the fiscal quarter ending nearest to July 31, 1997, shall be adjusted, if applicable, as provided in Section 3.01(b) by reference to the table set forth above on the basis of the Leverage Ratio.

          "Applicable Margins" means the Applicable LIBOR Margin and the Applicable Reference Rate Margin.

          "Applicable Reference Rate Margin" mean, at any date of determination, the rate per annum set forth in the chart below which corresponds to the Leverage Ratio below as at the end of the most recently ended fiscal quarter for which Financial
Statements have been provided:

                                     Applicable Reference
          Ratio                           Rate Margin

          Greater than 5.50 to 1             0.50%

          Equal to or less than 5.50
          to, but greater than or
          equal to 4.50 to 1                 0.375%

          Less than 4.50 to 1                0.25%

The Applicable Reference Rate Margin initially shall be .50%, and after each fiscal quarter, commencing with the fiscal quarter ending nearest to July 31, 1997, shall be adjusted, if applicable, as provided in Section 3.1(b) by reference to the table set forth above on the basis of the Leverage Ratio.

          "Assigned Contracts" means, collectively, all of the Borrower's rights and remedies under, and all moneys and claims for money due or to become due to the Borrower under, any material contracts to which it is a party or otherwise has rights and any and all amendments, supplements, extensions, and renewals thereof including, without limitation, all rights and claims of the Borrower now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements;
(ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing agreements;
(iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or
(iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder; provided, that notwithstanding the foregoing, the Assigned Contracts shall not include any of the Borrower's claims, rights and remedies under, or any interest in, a contract if the assignment of such rights as contemplated by this Agreement would result or could result with the giving of notice or the passage of time, in a breach or termination of such contract or a related contract, and any claims, rights or remedies under, or any interest in, any contract for the purchase, sale, lease, sublease or license of real property.

          "Assignment and Acceptance" has the meaning specified in Section 12.3(a).

          "Availability" means, at any time, (a) the Maximum Revolver Amount at such time minus (b) the Aggregate Revolver Outstandings at such time. In determining pursuant to Sections 2.1(a), 2.1(g) or 2.1(h) whether Revolving Loans to be made on any date would exceed Availability on such date, such proposed Revolving Loans shall be counted as either Revolving Loans or Pending Revolving Loans for purposes of calculating Availability on such date, but shall not be counted as both Revolving Loans and Pending Revolving Loans.

          "BABC Revolving Loan" and "BABC Revolving Loans" have the meanings specified in Section 2.1(h).

          "Bank of America" means Bank of America National Trust and Savings Association, a national banking association, or any successor entity thereto.

          "Bankruptcy Code" means Title 11 of the United States
Code (11 U.S.C. Section 101 et seq.).

          "Base LIBO Rate" means, during any Interest Period, the rate of interest per annum (rounded upward to the nearest whole multiple of 1/16 of 1%, if such rate is not such a multiple) equal to the rate of interest notified to the Agent by Bank of America at which Dollar deposits in the approximate amount of the Loans to be made or continued as, or converted into, LIBOR Loans for such Interest Period and having a maturity comparable to such Interest Period would be offered by the London lending office of Bank of America in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

          "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or an ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA; provided, however that solely for purposes of the disclosures required on Schedule 7.21, "Benefit Plan" shall mean any such defined benefit plan in respect of which the Borrower or an ERISA Affiliate is, or within the immediately preceding five (5) years was, such an "employer".

          "Blocked Account" means each blocked bank account established pursuant to Section 5.8, to which funds of the Borrower (including without limitation, proceeds of Accounts and other Collateral) are deposited or credited, and the terms of which are governed by a Blocked Account Agreement.

          "Blocked Account Agreement" means a collection account agreement or similar agreement between the Borrower and a Blocked Account Bank, or among the Borrower, a Blocked Account Bank and the Agent, which governs the terms of the Blocked Account on terms acceptable to the Agent, and which provides that upon notice from the Agent, all amounts deposited or otherwise credited to such Blocked Account shall be wire transferred on a daily basis to, or at the direction of, the Agent.

          "Blocked Account Bank" means each bank at which a Blocked Account is maintained.

          "Borrowing" means a borrowing consisting of Reference Rate Loans or LIBOR Loans made on the same day by the Lenders (or by BABC in the case of a Borrowing funded by BABC Revolving Loans) or by the Agent in the case of a Borrowing consisting of an Agent Advance.

          "Borrowing Base" means, at any time, (a) the lesser of
(1) sixty percent (60%) and (2) the GOB Percentage, of the amount of Eligible Inventory at such time, minus (b) the advertising load and transfer freight relating to inventory reflected on the books of the Borrower at such time.

          "Borrowing Base Certificate" means a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit A (or another form mutually acceptable to the Agent and the Borrower) setting forth calculations of the Borrowing Base, including a calculation of each component thereof, as of the close of business of the immediately preceding week, all in such detail as shall be satisfactory to the Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

          "Business Day" means (a) any day that is not a Saturday, Sunday, or a day on which banks in Chicago, Illinois are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBO Rate or LIBOR Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading is carried on by and between banks in the London interbank market.

          "Capital Expenditures" means, for any fiscal period, the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, acquired during such period having a useful life of more than one year and which, in accordance with GAAP, is or should be reflected as a capital expenditure on the financial statements of the Borrower, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with a Capital Lease.

          "Capital Lease" means any lease of property by the Borrower which, in accordance with GAAP, is or should be reflected as a capital lease on the balance sheet of the Borrower.

          "Closing Date" means the date on which the initial
Revolving Loans are made hereunder.

          "Closing Fee" has the meaning specified in Section 3.5.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "Collateral" has the meaning specified in Section 5.1.

          "Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on the signature pages of this Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 12.3, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 12.3, and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

          "Compliance Certificate" has the meaning specified in
Section 6.2(e).

          "Contaminant" means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition or polychlorinated biphenyls ("PCBs").

          "Copyright and Trademark Agreements" means the Copyright Security Agreement and the Trademark Security
Agreement, each dated as of the date hereof, executed and delivered by the Borrower to the Agent pursuant to Section 5.2 to evidence and perfect the Agent's security interest in the Borrower's present and future copyrights, trademarks, and related licenses and rights, for the benefit of the Agent and the Lenders.

          "Credit Support" has the meaning specified in
Section 2.2(a).

          "Debt" means all liabilities, obligations and indebted-ness of the Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary or direct, and including, without in any way limiting the generality of the foregoing: (i) the Borrower's liabilities and obligations to trade creditors; (ii) all of the Obligations;
(iii) all of the Borrower's obligations for borrowed money;
(iv) all obligations and liabilities of any Person secured by any Lien on the Borrower's property, even though the Borrower shall not have assumed or become liable for the payment thereof;
(v) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; and (vi) all obligations and liabilities under Guaranties.

          "Default" means any event or condition which would constitute an Event of Default if any requirement in connection therewith for the giving of notice or the lapse of time, or both, had been satisfied.

          "Default Rate" means a fluctuating per annum interest rate at all times equal to the sum of (a) the Reference Rate plus
(b) two and one-half percent (2.50%). The Default Rate shall be adjusted simultaneously with any change in the Reference Rate.

          "Defaulting Lender" has the meaning specified in
Section 2.1(g)(ii).

          "Distribution" means, in respect of any corporation:
(a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition of any capital stock (or any options or warrants for such stock) of such corporation.

          "DOL" means the United States Department of Labor or any successor department or agency.

          "Dollar" and "$" means dollars in the lawful currency of the United States.

          "EBITDA" means, with respect to any fiscal period of the Borrower, Adjusted Net Earnings from Operations for such period, plus, to the extent deducted in computing such Adjusted Net Earnings from Operations, (1) net interest expense, (2) any provision for income taxes, (3) depreciation expense, (4) amortization expense, and (5) any other non-cash expense, and minus to the extent included in computing such Adjusted Net Earnings from Operations, any non-cash income.


          "Eligible Inventory" means finished goods Inventory, determined on a first-in-first-out basis and valued at the lower of cost or market value, which the Agent, in its reasonable discretion, deems eligible as the basis for Revolving Loans, based on criteria which the Agent establishes in its credit judgment (which criteria, or any change in such criteria, the Agent agrees to share with any Lender upon the request of such Lender); provided, however, upon the reasonable request of the Borrower, the Agent will notify the Borrower of the reason for deeming Inventory not to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory, unless the Agent in its sole discretion otherwise elects, if: (a) it is obsolete, slow-moving, or discontinued; (b) it is located at premises not owned or leased by the Borrower, unless the Borrower has obtained a bailee letter or landlord's waiver and/or mortgagee waiver, as applicable, reasonably acceptable to the Agent, or has established a rent reserve or similar reserve against the Borrowing Base with respect to such Premises for two months' rent (in the case of Premises in a state which does not provide statutory lien rights for landlords) and for such other amount as the Agent determines with respect to Premises located in a state which does provide for such statutory lien rights;
(c) it is not subject to a first priority perfected security interest in favor of the Agent; (d) it is raw material, work-in-process, spare parts, packaging or shipping materials, or supplies; (e) it is bill-and-hold Inventory, defective Inventory, returned Inventory not in good saleable condition, or Inventory delivered to the Borrower on consignment; (f) it is seasonal over-stocked inventory; or (g) it is Inventory which in any way fails to meet or violates any applicable representation, warranty or covenant contained in this Agreement relating directly or indirectly to such Inventory. Notwithstanding clause (b) above, Inventory that is being imported or has been imported and that is payable by presentment of a Letter of Credit issued pursuant to this Agreement, and that would be Eligible Inventory except for the terms of such clause (b), will be Eligible Inventory if the Agent is named as consignee on the applicable bill of lading or other similar document of title, such bill of lading or document has been delivered to the Agent, and the Inventory is covered by insurance acceptable to the Agent.

          If any Inventory at any time ceases to be Eligible Inventory by reason of any of the foregoing exclusions or any failure to meet any other eligibility criteria established by the Agent in its credit judgment upon notice to the Borrower, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

         "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, permits, orders and consent decrees or other determinations binding on the Borrower of any Public Authority relating to health, safety, hazardous substances, and environmental matters applicable to the Borrower and/or its business and facilities (whether or not owned by it).
Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended; the Clean Water Act, 42 U.S.C. Section 466 et seq., as amended; the Clean Air Act, 46 U.S.C. Section 7401 et seq., as amended; state and federal environmental lien programs; and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., each as from time to time hereafter in effect.

          "Environmental Lien" means a Lien in favor of any Public Authority for (1) any liability under any Environmental Laws, or (2) damages arising from, or costs incurred by such Public Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Property Transfer Acts."

          "Equipment" means all of the Borrower's now owned and hereafter acquired machinery, equipment, furniture, furnishings, trade fixtures, and other tangible personal property (except Inventory), including, without limitation, motor vehicles, aircraft, dies, tools, jigs, and office equipment; together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located. Equipment shall not include (a) equipment which has become so related to particular real property that an interest in it arises under real estate law, (b) any "Building Equipment," as defined in the Principal Mutual Loan Documents as in effect on the Closing Date, which are subject to a negative pledge provision under the Principal Mutual Loan Documents, or (c) any equipment "equipping" the "Project" (as such terms are defined in that certain Loan Agreement dated as of August 1, 1991 between the Borrower and The Industrial Development Authority of St. Charles County, Missouri), which "Project" constitutes the regional distribution center of the Borrower located in O'Fallon, Missouri.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

          "Event of Default" has the meaning specified in Sec-tion 10.1.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "Financial Statements" means, according to the context in which it is used, the financial statements attached hereto as Exhibit B-1, or any financial statements required to be given to the Lenders pursuant to Sections 6.2(a), (b), and (c), or any combination thereof.

          "Fiscal Year" means the Borrower's fiscal year for financial accounting purposes, each of which shall end on the last Saturday of each January. The 1995 Fiscal Year of the Borrower ended on January 27, 1996, and the 1996 Fiscal Year of the Borrower will end on January 25, 1997.

          "Former Credit Agreement" means that certain credit agreement dated as of September 4, 1992, as amended, among the Borrower, the lenders party thereto, The First National Bank of Chicago, as the agent for such lenders and Citibank, N.A., as co-agent.

          "Funding Date" means the date any Revolving Loans
(including BABC Revolving Loans and Agent Advances) are to be made hereunder.

          "GAAP" means at any particular time with respect to the Borrower, generally accepted accounting principles as in effect at such time, consistently applied.

          "General Intangibles" means all of the Borrower's now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of the Borrower of every kind and nature (other than Accounts), including, without limitation, all Proprietary Rights (other than Proprietary Rights the assignment of which requires a consent which has not been obtained), corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to the Borrower in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to the Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which the Borrower is beneficiary, and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Borrower (other than claims, rights and remedies under contracts for the purchase, sale, lease, sublease or license of real property).

          "GOB Percentage" means, at any time, a percentage equal to 83.5% of the going-out-of-business appraised value of the Borrower's inventory, net of liquidating expenses, expressed as a percentage of inventory cost, as reflected on the then most recently completed appraisal pursuant to Section 5.5. By way of example, if the most recent appraisal pursuant to Section 5.5 showed that the going-out-of-business appraised value of the Borrower's inventory, net of liquidating expenses, was 70% of inventory cost, then the GOB Percentage would be 83.5% times 70%, or 58.45%.

          "Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obli-gations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obliga-tions or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services. Indemnification provisions of a type customarily made in connection with real estate construction contracts, real estate leases or reciprocal easement agreements shall not constitute Guaranties for purposes of this Agreement.

          "Initial Stated Termination Date" has the meaning specified in Section 11.1.

          "Interest Period" means, with respect to each LIBOR
Loan, the interest period applicable to such LIBOR Loan as determined pursuant to Section 3.3(b).

          "Interest Rate" means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

          "Inventory" means all of the Borrower's now owned and hereafter acquired inventory, goods, and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or might be consumed in the Borrower's business or used in connection with the packing, shipping, advertising, selling or finishing of such goods and merchandise, and all documents of title or other documents representing them.

          "IRS" means the Internal Revenue Service or any successor agency.

          "Latest Projections" means: (a) on the Closing Date and thereafter until the Lenders receive new projections pursuant to Section 6.2(f), the projections of the Borrower's financial condition, results of operations, and cash flow on a monthly basis for the 1996 Fiscal Year, and on an annual basis for the 1997 and 1998 Fiscal Years, attached hereto as Exhibit B-2; and
(b) thereafter, the projections most recently received by the Lenders pursuant to Section 6.2(f).

          "Lender" and "Lenders" have the meanings specified in the introductory paragraph hereof.

          "Letter of Credit" means a letter of credit issued or caused to be issued for the account of the Borrower pursuant to
Section 2.2.

          "Letter of Credit Fee" has the meaning specified in
Section 3.7.

          "Leverage Ratio" means, as of the end of any fiscal period of the Borrower, the ratio of (a) the aggregate outstanding liabilities of the Borrower as of such date, determined in accordance with GAAP, but also including the face amount of all outstanding letters of credit, to (b) EBITDA for the one year period ending on such date.

          "LIBO Rate" means, for any Interest Period with respect to LIBOR Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/1000th of 1.0%) determined by the Agent as follows:

     LIBO Rate  =              Base LIBO Rate
                    -------------------------------
                    1.00 - LIBOR Reserve Percentage

          "LIBOR Interest Rate Determination Date" means each date of calculating the LIBO Rate for purposes of determining the interest rate with respect to an Interest Period. The LIBOR Interest Rate Determination Date for any LIBOR Loan shall be the second Business Day prior to the first day of the related Interest Period for such LIBOR Loan.

          "LIBOR Loan" means a Revolving Loan during any period in which it bears interest at the rate provided in Section
3.1(a)(2).

          "LIBOR Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1.0%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency Liabilities having a term comparable to such Interest Period.

          "Lien" means any interest in Collateral securing an obligation owed to, or a claim by, a Person other than the owner of the Collateral, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mort-gage, deed of trust, encumbrance, pledge, hypothecation, assign-ment, deposit arrangement, agreement, security agreement, condi-tional sale or trust receipt or a lease, consignment or bailment for security purposes.

          "Loan" means each Revolving Loan, including each BABC
Revolving Loan and each Agent Advance.

          "Loan Documents" means this Agreement, the Copyright and Trademark Agreements, the Shipper Guaranty Letter, the Blocked Account Agreement, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations or the Collateral.

          "Majority Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate at least sixty six and two-thirds percent (66-2/3%) as such percentage is determined under the definition of Pro Rata Share set forth herein.

          "Maximum Revolver Amount" means, at any time, (a) the lesser of (1) the Revolver Facility; or (2) the Borrowing Base at such time; minus (b) the sum of (i) reserves for accrued interest on the Obligations; (ii) reserves in the amount equal to two (2) months rent at any premises leased by the Borrower where any Eligible Inventory is located, unless the Borrower has obtained a landlord's waiver reasonably acceptable to the Agent with respect to such premises; (iii) reserves covering equipment excluded from the definition of "Equipment" pursuant to clause (c) of the last sentence of such definition; and (iv) all other reserves which the Agent reasonably deems necessary or desirable to maintain with respect to the Borrower's account, including, without limitation, any reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of the Borrower.

          "Medium Term Note Indenture" means the Indenture dated as of October 1, 1994 between the Borrower and Fleet National
Bank, as successor trustee (succeeding The First National Bank of
Chicago, the original trustee).

          "Medium Term Notes" means the Borrower's Medium Term
Notes, Series A, issued under the Medium Term Note Indenture.

          "Mortgage Notes" means the notes issued to Principal
Mutual Life, with an aggregate outstanding balance on the Closing
Date of $67,081,991.30, which notes are secured by liens on certain of the Borrower's Real Estate.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Borrower or any ERISA Affiliate; provided, however that solely for purposes of the disclosures required on Schedule 7.21, "Multiemployer Plan" shall mean any such multiemployer plan which is or within the immediately preceding five (5) years contributed to by the Borrower or an ERISA Affiliate.

          "Notice of Borrowing" has the meaning specified in
Section 2.1(b).

          "Notice of Conversion/Continuation" has the meaning specified in Section 3.2(b).

          "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower to the Agent and/or any Lender, arising under or pursuant to this Agreement, whether or not evidenced by any note, instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Lender in the Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees, filing fees and any other sums chargeable to the Borrower hereunder or under another Loan Document. "Obligations" includes, without limitation, all debts, liabilities, and obligations now or hereafter owing from the Borrower to the Agent and/or any Lender under or in connection with the Letters of Credit.

          "Participating Lender" means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement pursuant to Section 12.3(e), and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

          "Pending Revolving Loans" means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice(s) of Borrowing received by the Agent but which Revolving Loans have not yet been advanced at such time.

          "Permitted Liens" means:

          (a) Liens for taxes not yet due and payable or Liens for taxes in an amount not to exceed $10,000,000 provided that the payment of such taxes which are due and payable is being con-tested in good faith and by proper proceedings diligently pursued, and that reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and that a stay of enforcement of any such Lien is in effect;

          (b)  the Agent's Liens;

          (c) Liens upon Equipment granted in connection with the acquisition of such Equipment by the Borrower after the Closing Date (including, without limitation, pursuant to Capital Leases), provided that (i) the Debt incurred to finance each such acquisition is permitted by Section 8.13, and (ii) each such Lien attaches only to the Equipment acquired with the Debt secured thereby;

          (d) Liens upon Equipment leased to the Borrower after the Closing Date (including, without limitation, pursuant to Capital Leases), to the extent such leases constitute Liens hereunder, provided that (i) the Debt incurred to finance each such acquisition is permitted by Section 8.13, and (ii) each such Lien attaches only to the Equipment leased thereunder;

          (e) deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (f) Liens which arise by operation of law under Arti-cle 2 of the Uniform Commercial Code in favor of unpaid sellers of goods or prepaying buyers of goods, or liens in items of any accompanying documents or proceeds of either arising by operation of law under Article 4 of the Uniform Commercial Code in favor of a collecting bank;

          (g) Liens securing the claims or demands of material-men, mechanics, carriers, warehousemen, landlords and other like
Persons; provided that if any such Lien arises from the nonpayment of such claims or demands when due, such claims or demands do not exceed $2,500,000 in the aggregate;

          (h) Liens in favor of any Public Authority to secure customs and revenue duties in connection with the importation of goods, inventory or merchandise;

          (i) Judgment Liens to the extent the attachment or enforcement of such Liens would not result in an Event of Default hereunder; and

          (j) Liens in existence on the Closing Date and reflected on Schedule 7.2 and Liens replacing such Liens to secure refinancing Debt permitted by Section 8.13(j).

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Public Authority, or any other entity.

          "Plan" means any employee benefit plan as defined in
Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding [five
(5)] years was, an "employer" as defined in Section 3(5) of ERISA.

          "Premises" means the land identified by addresses on
Schedule 7.12, together with all buildings, improvements, and fixtures thereon and all tenements, hereditament, and appur-tenances belonging or in any way appertaining thereto, and which constitutes all of the real property in which the Borrower has any interests on the Closing Date.

          "Principal Mutual" means Principal Mutual Life
Insurance Company, an Iowa corporation.

          "Principal Mutual Loan Documents" means, collectively, the Loan Agreement between Principal Mutual and the Borrower dated as of July 3, 1990, and the mortgages, leasehold mortgages, assignments of leases and rents and financing statements executed pursuant to such Loan Agreement, in each case, as amended from time to time.

          "Pro Rata Share" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the sum of the amounts of all of the Lenders' Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders.

          "Proprietary Rights" means all of the Borrower's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applica-tions, and all licenses and rights related to any of the fore-going, including, without limitation, those patents, trademarks, service marks and copyrights set forth on Schedule 7.13 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

          "Public Authority" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the fore-going.

          "Real Estate" means all of the present and future interests of the Borrower, as fee simple owner of any Premises.

          "Reference Rate" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America in San Francisco, California, as its "reference rate." The "reference rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.
Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Reference Rate shall be adjusted simultaneously with any change in the Reference Rate.

          "Reference Rate Loans" means a Loan, or portion thereof, during which it bears interest at a rate determined by reference to the Reference Rate as provided in Section 3.1(a).

          "Register" has the meaning specified in
Section 12.3(c).

          "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property of the Borrower, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

          "Reportable Event" means any of the events described in
Section 4043 of ERISA for which the reporting requirement has not been waived, and any of the events described in ERISA Sections
4043(c)(1) and 4043(c)(5).

          "Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate at least fifty-one percent (51%) as such percentage is determined under the definition of Pro Rata
Share set forth herein.

          "Restricted Investment" means any acquisition of pro-perty by the Borrower in exchange for cash or other property, whether in the form of an acquisition of stock, debt Security, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except acquisitions of the following: (a) fixed assets, Equipment, supplies or General Intangibles to be used in the business of the Borrower; (b) goods held for sale or lease or to be used in the provision of services by the Borrower in the ordinary course of business; (c) current assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of the Borrower; (d) direct obliga-tions of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) certificates of deposit maturing within one year from the date of acquisition, bankers' acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000; and (f) commercial paper given the highest rating by a nationally recognized credit rating agency and maturing not more than 270 days from the date of creation thereof.

          "Revolver Facility" means, as the context may require, either $225,000,000 or the agreement by the Lenders to provide
Revolving Loans and Letters of Credit up to such amount subject to the terms of this Agreement.

          "Revolving Loans" has the meaning specified in Sec-tion 2.1.

          "Security" has the meaning specified in Section 2(1) of the Securities Act of 1933, as amended.

          "Settlement" and "Settlement Date" have the meanings specified in Section 2.1(j)(1).

          "Shipper Guaranty" means any guaranty, indemnity, air release or other similar document or undertaking executed or provided by the Agent to a shipper of inventory that is covered by a merchandise Letter of Credit and is subject to a bill of lading, airway bill or shipping document on which the Agent is named as consignee, which guaranty, indemnity, air release, document or undertaking permits the Borrower to obtain possession of such inventory without production of the applicable bill of lading, airway bill or other shipping document.

          "Shipper Guaranty Letter" means that certain letter agreement dated as of the date hereof executed by the Borrower in favor of the Agent with respect to indemnities and related matters in connection with Shipper Guaranty, substantially in the form of Exhibit G.

          "Solvent" means, when used with respect to any Person, that at the time of determination:

          (i) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

          (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

          (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

          (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stated Termination Date" has the meaning specified in
Section 11.1.

          "Subsidiary" means any corporation of which more than fifty percent (50.0%) of the outstanding Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), is at the time, directly or indirectly through one or more intermediaries, owned by the Borrower and/or one or more of its Subsidiaries.

          "Supporting Letter of Credit" has the meaning specified in Section 2.2(j).

          "Termination Date" means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Revolver Facility is terminated either by the Borrower pursuant to Section 4.2 or by the Majority Lenders pursuant to Section 10.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever.

          "Termination Event" means: (1) a Reportable Event with respect to any Benefit Plan; (2) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (3) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (4) the institution by the PBGC of proceedings to terminate a Benefit Plan; (5) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (6) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (7) the cessation of operations which results in the termination of employment of twenty percent (20.0%) of Benefit Plan participants who are employees of the Borrower and its ERISA Affiliates.

          "Triggering Event" means either (a) the occurrence of an Event of Default or (b) Availability being $50,000,000 or less. Solely for purposes of determining Availability for determining whether a Triggering Event has occurred, reserves against the Maximum Revolver Amount for letters of credit issued pursuant to the Former Credit Agreement which cover Inventory which would be Eligible Inventory hereunder shall be calculated at 40% of the undrawn face amount of such letters of credit.

          "UCC" means the Uniform Commercial Code (or any successor statute) of the State of Illinois or of any other state the laws of which are required by Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

          "Unused Letter of Credit Subfacility" means the amount equal to $125,000,000 minus the sum of (a) the aggregate undrawn face amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

          "Unused Line Fee" has the meaning specified in
Section 3.6.

          "Voting Stock" means Securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inven-tory valuation as used in the preparation of the Financial State-ments.

          1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Any references herein to exhibits, schedules, sections or articles are references to exhibits, schedules, sections or articles of this Agreement, unless otherwise specified. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

          1.4 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including" and the words "to" and "until" shall each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed and references in this Agreement to months and years shall be to calendar months and calendar years unless otherwise specified.


                            ARTICLE 2

                   LOANS AND LETTERS OF CREDIT

          2.1 Revolving Loans. (a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 9, each Lender severally agrees, upon the Borrower's request from time to time, to make revolving loans (the "Revolving Loans") to the Borrower, in an amount not to exceed such Lender's Pro Rata Share of Availability at such time (except with respect to BABC Revolving Loans). The Lenders, however, in their discretion, may elect (any such election being made by all of the Lenders) to make Revolving Loans, or participate (as provided for in Section 2.2(f)) in Letters of Credit or in the Credit Support provided through the Agent to the issuers of Letters of Credit, in excess of Availability on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Maximum Revolver Amount or to be obligated to exceed the limits of the Maximum Revolver Amount on any other occasion. If the Aggregate Revolver Outstandings exceed the Maximum Revolver Amount, the Lenders may refuse to make or otherwise restrict the making of Revolving Loans on such terms as the Lenders determine until such excess has been eliminated, subject to the Agent's authority, in its discretion, to make Agent Advances pursuant and subject to the terms of
Section 2.1(i).

          (b) Notice of Borrowing. Whenever the Borrower desires to borrow Revolving Loans under this Section 2.1, the Borrower shall deliver to the Agent a written request substantially in the form of Exhibit D hereto (a "Notice of Borrowing") signed by an authorized officer of the Borrower, no later than (i) 10:00 a.m. (Chicago, Illinois time) on the requested Funding Date, in the case of requests for Revolving Loans that are Reference Rate Loans, or (ii) 10:00 a.m. (Chicago, Illinois time) three (3) Business Days in advance of the requested Funding Date, in the case of requests for LIBOR Revolving Loans. The Notice of Borrowing shall, with respect to any Revolving Loans requested, specify (i) the requested Funding Date (which shall be a Business Day), (ii) the aggregate amount of the requested Revolving Loans, (iii) whether the Revolving Loans requested are to be Reference Rate Loans or LIBOR Loans,
(iv) if the requested Revolving Loans are to be LIBOR Loans, the requested Interest Period, and (v) the account to which the proceeds of such Revolving Loans are to be transferred, which account shall be one of the accounts specified by the Borrower pursuant to the first sentence of Section 2.1(c). With respect to any request for Revolving Loans that are Reference Rate Loans, in lieu of delivering the above-described Notice of Borrowing the Borrower may give the Agent telephonic notice of such request by the required time; provided, however, that such telephonic notice shall be confirmed in writing by delivery to the Agent (A) immediately of a telecopy of a Notice of Borrowing which has been signed by an authorized officer of the Borrower, and (B) promptly of a Notice of Borrowing containing the original signature of an authorized officer of the Borrower mailed by the Borrower to the Agent via United States mail on the date such notice is given.
In the event that the terms of any confirmatory Notice of Borrowing referred to in the proviso contained in the immediately preceding sentence shall conflict with the telephonic notice with respect to which it was delivered, the terms of such telephonic notice shall govern. Notwithstanding anything in this Section 2.1(b) to the contrary, any Revolving Loans to be made to the Borrower on the Closing Date shall initially be Reference Rate Loans.

          (c)  Reliance upon Authority.  Schedule 2.1 sets forth
(i) the accounts to which the Agent is authorized to transfer the proceeds of the Revolving Loans requested pursuant to this
Section 2.1, and (ii) the names of the officers authorized to request Revolving Loans on behalf of the Borrower. On or prior to the Closing Date, the Borrower shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer's authority to request Revolving Loans on behalf of the Borrower, the proceeds of which are to be transferred to any of the accounts specified by the Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice from any such authorized officer to the contrary. The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by the Borrower to make such requests on its behalf.

          (d) No Liability. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 2.1(b) and (c), which notice the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Revolving Loans on its behalf or for otherwise acting in good faith under this Section 2.1, and the crediting of Revolving Loans to the Borrower's deposit account, or transmittal to such Person as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Revolving Loans as provided herein.

          (e) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to
Section 2.1(b) shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

          (f) Agent's Election. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.1(b), the Agent shall elect, in its discretion, (i) to have the terms of Section 2.1(g) apply to such requested Borrowing, or (ii) to request BABC to make a BABC Revolving Loan pursuant to the terms of Section 2.1(h) in the amount of the requested Borrowing; provided, however, that if BABC declines in its sole discretion to make a BABC Revolving Loan pursuant to Section 2.1(h), the Agent shall elect to have the terms of Section 2.1(g) apply to such requested Borrowing.

          (g) Making of Revolving Loans. (i) In the event that the Agent shall elect to have the terms of Section 2.1(g) apply to a requested Borrowing as described in Section 2.1(f), then promptly after receipt of a Notice of Borrowing pursuant to
Section 2.1(b), the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission, of the requested Borrowing not later than 11:00 a.m. (Chicago, Illinois time). Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 12:00 Noon (Chicago, Illinois time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Revolving Loans, upon satisfaction of the applicable conditions precedent set forth in Article 9, the Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Revolving Loans received by the Agent to the account of the Borrower, designated in writing by the Borrower; provided, however, that the amount of Revolving Loans so made on any date shall in no event exceed the amount of Availability on such date.

          (ii) On any Funding Date in respect of a Borrowing, the Agent shall be entitled to assume that each Lender has made the amount of such Lender's Revolving Loan available to the Agent on such Funding Date, unless such Lender shall have notified the Agent to the contrary. The Agent, in its sole discretion, based upon such assumption, may make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount had not in fact been made available to the Agent by any Lender, such Lender and the Borrower severally agree to repay to the Agent forthwith, on demand, such corresponding amount, together with interest thereon for each day during the period commencing on the date such amount is made available to the Borrower and ending on the date such amount is repaid to the Agent, at (1) in the case of the Borrower, the interest rate applicable from time to time to such Borrowing, and (2) in the case of a Lender, the Federal Funds Rate. If such Lender repays to the Agent such corresponding amount, such amount so repaid shall constitute a Revolving Loan, and if both such Lender and the Borrower shall have repaid such corresponding amount, the Agent shall promptly return to the Borrower such corresponding amount in same day funds. The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a "Defaulting Lender") shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on such Funding Date, but no Lender shall be responsible for such failure of any such Defaulting Lender. The terms of this Section 2.1(g)(ii) or Section 2.1(g)(iii) shall not be construed to relieve or excuse the performance by any Lender of any of its duties or obligations hereunder.

          (iii) In the event that a Defaulting Lender fails to fund its Pro Rata Share of any Borrowing requested or deemed requested by the Borrower which such Defaulting Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), until such Defaulting Lender's cure of such failure, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Defaulting Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Defaulting Lender to cure, in full or in part, such failure by such Defaulting Lender, but shall nevertheless be deemed to have been paid to such Defaulting Lender in satisfaction of such other Obligations.
Notwithstanding anything in this Agreement to the contrary:

          (A)  The foregoing provisions of the Section
     2.1(g)(iii) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 3.2;

          (B) any such Defaulting Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Borrowing at such time as an amount equal to such Defaulting Lender's original Pro Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 2.1(g)(iii), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (C) amounts advanced to the Borrower to cure, in full or in part, any such Defaulting Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to Reference Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Reference Rate Loans;

          (D) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the terms of Section 4.6, would be applied to the outstanding Reference Rate Loans shall be applied first, ratably to all Reference Rate Loans constituting Non Pro Rata Loans, second, ratably to Reference Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Reference Rate Loans constituting Cure Loans;

          (E) until any such Defaulting Lender's cure of the failure to fund its Pro Rata Share of any Borrowing, for purposes of voting or consenting to matters with respect to this Agreement or the other Loan Documents requiring the consent of all the Lenders, the Majority Lenders, or the Required Lenders, such Defaulting Lender shall be deemed not to be a "Lender" and its Commitment shall be deemed to be zero; and

          (F) until any such Defaulting Lender's cure of the failure to fund its Pro Rata Share of any Borrowing, (1) such Lender shall not be entitled to any portion of the Unused Line Fees, and (2) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Commitments, and shall be calculated based upon the average amount by which the aggregate Commitments of such performing Lenders exceeds the sum of outstanding Revolving Loans and the undrawn face amount of all outstanding Letters of Credit.

          The terms of this Section 2.1(g)(iii) shall not be construed to increase or otherwise affect the Commitment of any other Lender, or relieve or excuse the performance by the Borrower of any of its duties or obligations hereunder.

          (h) Making of BABC Revolving Loans. In the event the Agent shall elect, with the consent of BABC, to have the terms of this Section 2.1(h) apply to a requested Borrowing as described in Section 2.1(f), BABC shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by BABC pursuant to this Section 2.1(h) being referred to as a "BABC Revolving Loan" and such Revolving Loans being referred to collectively as "BABC Revolving Loans") available to the Borrower on the Funding Date applicable thereto by transferring same day funds to an account of the Borrower, designated in writing by the Borrower. Each BABC Revolving Loan is a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to BABC solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Loan created pursuant to subsection (2) of
Section 2.1(j)). The Agent shall not request BABC to make any BABC Revolving Loan if the Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 9 will not be satisfied on the requested Funding Date for the applicable Borrowing, or if the requested Borrowing would exceed the amount of Availability on the Funding Date. BABC shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article 9 have been satisfied or the requested Borrowing would exceed the amount of Availability on the Funding Date applicable thereto, prior to making, in its sole discretion, any BABC Revolving Loan.

          (i) Agent Advances. (1) Subject to the limitations set forth in the provisos contained in this Section 2.1(i), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent's discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Article 9 have not been satisfied, to make Revolving Loans to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 14.6 (any of the advances described in this Section 2.1(i) being hereinafter referred to as "Agent Advances"); provided, that the Required Lenders may at any time revoke the Agent's authorization contained in this Section 2.1(i) to make Agent Advances, any such revocation to be in writing and to become effective upon the Agent's receipt thereof; and, provided further, that the Agent shall not, without the consent of all the Lenders, make Agent Advances for purposes described in clauses (b) and (c) above which would cause Aggregate Revolver Outstandings to exceed the Maximum Revolver Amount by more than $2,500,000.

          (2) The Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to the Revolving Loans from time to time. The Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.

          (j) Settlement. The Agent and the Lenders hereby agree that, except in the case of Loans consisting of BABC Revolving Loans or Agent Advances, each Lender's funded portion of the Loans is intended to be equal at all times to such Lender's Pro Rata Share of the outstanding Loans. The Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the BABC Revolving Loans, Agent Advances and other Loans shall take place on a periodic basis in accordance with the following provisions:

          (1) The Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, with respect to (A) each outstanding BABC Revolving Loan, (B) each outstanding Agent Advance, and (C) payments received, by notifying the other Lenders by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (Chicago, Illinois time) on the date of such requested Settlement (the "Settlement Date"). Each Lender (other than BABC, in the case of BABC Revolving Loans) shall make the amount of such Lender's Pro Rata Share of the outstanding principal amount of the BABC Revolving Loans and Agent Advances with respect to which Settlement is requested available to the Agent, for itself or for the account of BABC, in same day funds, to such account of the Agent as the Agent may designate, on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Article 9 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable BABC Revolving Loan or Agent Advance and, together with the portion of such BABC Revolving Loan or Agent Advance representing BABC's Pro Rata Share thereof, shall constitute Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Loans with respect to which Settlement is to be made.

          (2)  Notwithstanding the foregoing, not more than one
(1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a BABC Revolving Loan or Agent Advance), each other Lender shall irrevocably and unconditionally purchase and receive from BABC or the Agent, as applicable, without recourse or warranty (except as to such BABC Revolving Loan or Agent Advance being free of any liens or encumbrances created by or through BABC or the Agent, as applicable), an undivided interest and participation in such BABC Revolving Loan or Agent Advance to the extent of such Lender's Pro Rata Share thereof by paying to the Agent, in same day funds, an amount equal to such Lender's Pro Rata Share of such BABC Revolving Loan or Agent Advance. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three
(3) days from and after such demand and thereafter at the Interest Rate then applicable to the Loans in which the participation is to be purchased.

          (3) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any BABC Revolving Loan or Agent Advance pursuant to subsection (2) above, the Agent shall promptly distribute to such Lender at its address provided pursuant to Section 13.11, such Lender's Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such BABC Revolving Loan or Agent Advance.

          (4) If any payments are received by the Agent which, in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, and no BABC Revolving Loans or Agent Advances are then outstanding, the Agent may pay over such amounts to BABC for application to BABC's Pro Rata Share of such Revolving Loans. If, as of any Settlement Date, payments received since the then immediately preceding Settlement Date have been applied to BABC's Pro Rata Share of Revolving Loans other than BABC Revolving Loans and Agent Advances, as provided for in the immediately preceding sentence, then BABC shall pay to the Agent, for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall have outstanding, as of such Settlement Date, after giving effect to such payments, its Pro Rata Share of such Revolving Loans; provided, that the Agent may net payments due from BABC pursuant to this sentence against payments due to BABC pursuant to Section 2.1(j)(1) on the applicable Settlement Date, and require either BABC or the other Lenders, as applicable, to make only the amount of the payment due after such netting. As of each Settlement Date, each of (x) BABC with respect to BABC Revolving Loans, (y) the Agent with respect to Agent Advances, and (z) each Lender with respect to the Loans other than BABC Revolving Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by BABC, the Agent or such Lender since the immediately preceding Settlement Date.

          (k) Notation. The Agent shall record in the Register the principal amount of the Revolving Loans owing to each Lender, including the BABC Revolving Loans owing to BABC, and the Agent Advances owing to the Agent, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Revolving Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

          (l) Lenders' Failure to Perform. All Revolving Loans (other than BABC Revolving Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, and (b) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder.

          2.2  Letters of Credit.

          (a) Agreement to Cause Issuance. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Agent agrees to (1) cause Letters of Credit to be issued by Lenders under this Agreement, (2) in its discretion, provide Shipper's Guaranties, and (3) provide credit support or enhancement or otherwise confirm payment (any such credit support, enhancement or payment confirmation being referred to as "Credit Support") to banks other than Lenders, which banks are acceptable to the Agent in the exercise of its reasonable business judgment, which issue Letters of Credit for the account of the Borrower in accordance with this Section 2.2 from time to time during the term of this Agreement.

          (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to cause any Letter of Credit to be issued by a Lender or to provide Credit Support for any Letter of Credit at any time if: (1) the maximum undrawn face amount of the Letter of Credit or Credit Support requested is greater than the Unused Letter of Credit Subfacility at such time; (2) the maximum undrawn face amount of the Letter of Credit to be issued and all commissions, fees, and charges due from the Borrower in connection with the opening thereof, are greater than Availability at such time; or (3) such Letter of Credit has an expiration date later than the Stated Termination Date, or more than one (1) year from the date of issuance.

          (c) Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 9, the obligation of the Agent to cause any Letter of Credit to be issued or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

          (1) the Borrower shall have delivered to the proposed issuer of such Letter of Credit, at such times and in such manner as such proposed issuer may prescribe, an application in form and substance satisfactory to such proposed issuer for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Agent and such proposed issuer; and

          (2) as of the date of issuance, no order of any court, arbitrator or Public Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Public Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

          (d)  Issuance of Letters of Credit.

          (1) Request for Letter of Credit. The Borrower shall give the Agent three (3) Business Days' prior written notice of the Borrower's request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit, the effective date (which date shall be a Business Day) of issuance of such proposed Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such proposed Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of such Letter of Credit. The Borrower shall attach to such notice the form of the proposed Letter of Credit.

          (2) Responsibilities of the Agent; Issuance. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from the Borrower pursuant to Section 2.2(d)(1), (i) the amount of the Unused Letter of Credit Subfacility and (ii) the amount of Availability as of such date. If (A) (i) the undrawn face amount of the proposed Letter of Credit is not greater than the Unused Letter of Credit Subfacility and (ii) the issuance of such proposed Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof, would not cause Availability to be exceeded and (B) the Agent has received a certificate from the Borrower stating that the applicable conditions set forth in Article 9 have been satisfied, the Agent shall cause such Letter of Credit to be issued on such proposed effective date of issuance.

          (3)  Notice of Issuance.  The Agent shall give each
     Lender written notice, on each Settlement Date, of all Letters of Credit issued since the preceding Settlement
     Date.

          (4) No Extensions or Amendment. No Letter of Credit shall be extended or amended unless the requirements of this
     Section 2.2(d) are met as though a new Letter of Credit were being requested and issued.

          (e)  Payments Pursuant to Letters of Credit.

          (1) Payment of Letter of Credit Obligations. The Borrower agrees to reimburse the issuer for any draw under any Letter of Credit, the Agent, for the account of the Lenders, upon any payment pursuant to any Credit Support, and the Agent for any payment made under a Shipper Guaranty, immediately upon demand, and to pay the issuer of the Letter of Credit the amount of all other Obligations and other amounts payable to such issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against such issuer or any other Person.

          (2) Revolving Loans to Satisfy Reimbursement Obligations. In the event that the issuer of any Letter of Credit honors a draw under such Letter of Credit, the Agent or the Lenders shall have made any payment pursuant to any Credit Support, or the Agent makes a payment under a Shipper Guaranty, and the Borrower shall not have repaid such amount to the issuer of such Letter of Credit or the Agent, as applicable, pursuant to Section 2.2(e)(1), the Agent shall, upon receiving notice of such failure, notify each Lender of such failure, and each Lender shall unconditionally pay to the Agent, for the account of such issuer, as and when provided hereinbelow, an amount equal to such Lender's Pro Rata Share of the amount of such payment in Dollars and in same day funds. If the Agent so notifies the Lenders prior to 11:00 a.m. (Chicago, Illinois time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day. Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the Borrower pursuant to Section 2.1 as set forth in Section 4.5.

          (f)  Participations.

          (1) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 2.2(d), or any Shipper Guaranty by the Agent pursuant to
     Section 2.2(i)(7), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in such Letter of Credit, or the Credit Support provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, or such Shipper Guaranty, as applicable, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit or the amount of such Credit Support or Shipper Guaranty (including, without limitation, all obligations of the Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

          (2) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from the Borrower on account of reimbursement obligations in respect of a Letter of Credit, Credit Support or a Shipper Guaranty as to which the Agent has previously received for the account of the issuer thereof payment from a Lender pursuant to this
     Section 2.2(f)(2), the Agent shall promptly pay to such Lender such Lender's Pro Rata Share of such payment from the Borrower in Dollars. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 11:00 a.m. (Chicago, Illinois time) on such Business Day, and otherwise on the next succeeding Business Day.

          (3) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreement executed in connection therewith, application for any Letter of Credit and Credit Support provided through the Agent in connection with the issuance of any Letter of Credit, any Shipper Guaranty, and such other documentation as may reasonably by requested by such Lender.

          (4) Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit, any Credit Support or enhancement provided through the Agent with respect to a Letter of Credit, or any Shipper Guaranty, and the obligations of the Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement (assuming, in the case of the obligations of the Lenders to make such payments, that the Agent has provided Credit Support for such Letter of Credit in accordance with the terms of
     Section 2.2(d)), including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

               (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Person and the beneficiary named in any Letter of Credit);

               (iii)  any draft, certificate or any other
          document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

               (v) the occurrence of any Default or Event of Default.

          (g) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Agent with respect to a Letter of Credit, Credit Support provided for any Letter of Credit, or Shipper Guaranty (or any guaranty by the Borrower or reimbursement obligation of the Borrower relating to any of the foregoing) and distributed by the Agent to the Lenders on account of their respective participations therein, is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

          (h)  Compensation for Letters of Credit.

          (1) Letter of Credit Fee. The Borrower agrees to pay to the Agent for such Letter of Credit (in the case of a Letter of Credit issued by a Lender) or for the Credit Support provided with respect to each Letter of Credit, in each case for the account of the Lenders, the Letter of Credit Fee specified in, and in accordance with the terms of, Section 3.7.

          (2) Issuer Fees and Charges. The Borrower shall pay to issuer of any Letter of Credit, or to the Agent, for the account of the issuer of any such Letter of Credit, solely for such issuer's account, such fees and other charges as are charged by such issuer for Letters of Credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and canceling letters of credit and all other fees associated with issuing or servicing letters of credit, as and when assessed in accordance with such issuer's standard practice.

          (i)  Indemnification; Exoneration.

          (1) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.2, the Borrower hereby agrees to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Lender or the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support in connection therewith, or the execution and delivery of any Shipper Guaranty; provided, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any of the Agent or any Lender seeking such indemnification. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

          (2) Assumption of Risk by the Borrower. As among the Borrower, the Lenders and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Public Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this
     Section 2.2(i).

          (3) Exoneration. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

          (4) Power of Attorney. In connection with all Inventory financed by Letters of Credit, the Borrower hereby appoints the Agent, or the Agent's designee, as its attorney, with full power and authority, at any time that an Event of Default is outstanding: (a) to sign and/or endorse the Borrower's name upon any warehouse or other receipts;
     (b) to sign the Borrower's name on bills of lading and other negotiable and non-negotiable documents; (c) to clear Inventory through customs in the Agent's or the Borrower's name, and to sign and deliver to customs officials powers of attorney in the Borrower's name for such purposes; (d) to complete in the Borrower's or the Agent's name, any order, sale, or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and
     (e) to do such other acts and things as are necessary in order to enable the Agent to obtain possession of the Inventory and to obtain payment of the Obligations. Neither the Agent nor its designee, as the Borrower's attorney, will be liable for any acts or omissions, nor for any error of judgement or mistakes of fact or law, absent the gross negligence or willful misconduct of the Agent or such designee. This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied.

          (5) Account Party. The Borrower hereby authorizes and directs any issuer of a Letter of Credit to name the Borrower as the "Account Party" therein and to deliver to the Agent all instruments, documents and other writings and property received by the issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

          (6) Control of Inventory. In connection with all Inventory financed by Letters of Credit, the Borrower will, at the Agent's request, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver them to the Agent and/or subject to the Agent's order, and if they shall come into the Borrower's possession, to deliver them, upon request, to the Agent in their original form. The Borrower shall also, at the Agent's request, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

          (7) Shipper Guaranties. Upon the request of the Borrower, the Agent may, in its sole discretion, (a) execute and deliver from time to time Shipper Guaranties, and (b) negotiate to the Borrower bills of lading on which the Agent is named as consignee, in any such case to enable the Borrower to obtain possession of inventory from a shipper prior to the applicable bill of lading or other title documents being available for presentation. In no event shall the Agent execute or deliver any Shipper Guaranty unless the Borrower has executed and delivered to the Agent the Shipper Guaranty Letter.

          (j)  Supporting Letter of Credit; Cash Collateral.

          If, notwithstanding the provisions of Section 2.2(b) and Section 11.1, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall cause the termination of such Letter of Credit. If, at the Agent's election, any such Letter of Credit remains outstanding, then the Borrower shall deposit with the Agent, for the ratable benefit of the Agent and the Lenders, with respect to each Letter of Credit then outstanding, as the Agent shall specify, either (A) a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter Credit, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent and the Lenders under such Letter of Credit or under any Credit Support provided through the Agent with respect thereto, and any fees and expenses associated with such Letter of Credit, or (B) cash in amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent or the Lenders under such Letter of Credit or under any Credit Support provided through the Agent with respect thereto, and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the ratable benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn face amount of such Letters of Credit remaining outstanding.


                            ARTICLE 3

                        INTEREST AND FEES

          3.1  Interest.

          (a) Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Reference Rate or the LIBO Rate and Sections 3.1(a)(1) or (2), as applicable, but not to exceed the Maximum Rate described in Section 3.4. Subject to the provisions of Section 3.2, any of the Loans may be converted into, or continued as, Reference Rate Loans or LIBOR Loans in the manner provided in Section 3.2. If at any time Loans are out-standing with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Loans shall be Reference Rate Loans and shall bear interest at a rate determined by reference to the Reference Rate until notice to the contrary has been given to the Agent and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

          (1) For all Obligations other than LIBOR Loans, including all Loans which are Reference Rate Loans, then at a fluctuating per annum rate equal to the Reference Rate plus the Applicable Reference Rate
     Margin in effect from time to time; and

          (2) If the Loans are LIBOR Loans, then at a per annum rate equal to the LIBO Rate determined for the applicable Interest Period plus the Applicable LIBOR
     Margin on the first day of such Interest Period.

Each change in the Reference Rate shall be reflected in the interest rate described in (1) above as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed. Except as otherwise provided herein, interest accrued on each LIBOR Loan and Reference Rate Loan shall be payable in arrears on the first day of each month hereafter.

          (b) Applicable Margins. Upon receipt by the Agent of the financial statements delivered pursuant to Section 6.2(b) for the fiscal quarter ending nearest to July 31, 1997, and each set of financial statements delivered pursuant to Section 6.2(a) or
(b) thereafter, together with the Compliance Certificate to be delivered with such financial statements pursuant to Section 6.2(e), the Applicable Margins shall be adjusted on the basis of the Leverage Ratio as set forth in such Compliance Certificate; such adjustment being effective on the first Business Day after receipt of such financial statements and Compliance Certificate; provided, however, if the Borrower shall not have delivered such Financial Statements within five (5) days of the date required for such delivery pursuant to Section 6.2(a) or (b), as applicable, then beginning with the date upon which such financial statements should have been delivered and continuing until such Financial Statements are delivered, the Applicable Margins shall be adjusted (or shall continue, as applicable) based on the assumption that the Leverage Ratio was greater than
5.50 to 1. In no event shall any adjustment which would reduce the Applicable Margins be made pursuant to this Sections 3.1(b) if on the date such adjustment would otherwise become effective a Default or Event of Default exists.

          (c) Default Rate. Without limiting any of the foregoing, if an Event of Default occurs and the Agent in its discretion so elects, then, while any such Event of Default is outstanding and has not been cured or waived, all of the Obligations shall bear interest at the Default Rate applicable thereto.

          3.2 Conversion or Continuation. (a) Subject to the provisions of Section 3.3, the Borrower shall have the option
(i) to convert all or any part of the outstanding Revolving Loans, in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, from Reference Rate Loans to LIBOR Loans; (ii) to convert all or any part of the outstanding Revolving Loans from LIBOR Loans to Reference Rate Loans on the expiration of the Interest Period applicable thereto; and (iii) upon the expiration of any Interest Period applicable to any outstanding LIBOR Loan, to continue all or any portion of such LIBOR Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Loan; provided, however, that no outstanding Loans may be converted into, or continued as, LIBOR Loans when any Default or Event of Default has occurred and is continuing. Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolving Loans constituting part of a Borrowing must be applied pro rata to such Revolving Loans according to the outstanding principal balance of each Revolving Loan.

          (b) Whenever the Borrower elects to convert to or con-tinue LIBOR Loans under this Section 3.2, the Borrower shall deliver to the Agent a written notice substantially in the form of that attached hereto as Exhibit E (a "Notice of Conversion/ Continuation"), signed by an authorized officer of the Borrower no later than 10:00 a.m (Chicago, Illinois time) three (3) Business Days in advance of the requested conversion or continua-tion date. The Notice of Conversion/Continuation shall specify
(1) the conversion or continuation date (which shall be a Business Day), (2) the amount and type of the Loans to be converted or continued, (3) the nature of the requested conversion or continuation, and (4) the requested Interest Period. Promptly after receipt of a Notice of Conversion/Continuation pursuant to this Section 3.2(b), the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission, of the requested conversion or continuation. In the event that the Borrower should fail to provide a Notice of Conversion/Continuation with respect to any LIBOR Loans as provided above, such Loans shall, on the last day of the Interest Period with respect to such Loans, convert to Reference Rate Loans.

          (c) The officers of the Borrower authorized to request Revolving Loans on behalf of the Borrower shall also be authorized to request a conversion or continuation on behalf of the Borrower. The Agent shall be entitled to rely on such officers' authority until the Agent is notified to the contrary in writing pursuant to Section 2.1(c). The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized to make such request on behalf of the Borrower. The Agent shall incur no liability to the Borrower in acting upon any notice referred to in this
Section 3.2, which notice the Agent reasonably believes to have been given by an officer authorized to make such requests on behalf of the Borrower, or for otherwise acting in a reasonable manner under this Section 3.2 and, upon such conversion or continuation by the Agent and the Lenders in accordance with this Agreement, the Borrower shall have effected the conversion or continuation of the applicable Loans hereunder.

          (d) Any Notice of Conversion/Continuation for conversion to, or continuation of, Loans made pursuant to this
Section 3.2 shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

          3.3  Special Provisions Governing LIBOR Loans.
Notwithstanding any other provisions to the contrary contained in this Agreement, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

          (a) Amount of LIBOR Loans. Each election of, continuation of or conversion to LIBOR Loans, shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount.

          (b) Determination of Interest Period. By giving notice as set forth in Section 3.2(b), the Borrower shall have the option, subject to the other provisions of this Section 3.3, to specify whether the Interest Period for such LIBOR Loan shall be a one, two, three or six month period. The determination of Interest Periods shall be subject to the following provisions:

          (i)  In the case of immediately successive
     Interest Periods, each successive Interest Period shall commence on the day on which the next preceding
     Interest Period expires.

          (ii)  If any Interest Period would otherwise
     expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day.

          (iii)  The Borrower may not select an Interest
     Period for any LIBOR Loan which Interest Period expires later than the then effective Stated Termination Date.

          (iv)  There shall be no more than eight (8)
     Interest Periods in effect at any one time.

          (c) Determination of Interest Rate. As soon as prac-ticable after 10:00 a.m. (Chicago, Illinois time) on the LIBOR Interest Rate Determination Date, the Agent shall determine (which determination, when made in the exercise of the Agent's commercially reasonable judgment, shall, absent manifest error, be presumptively correct) the Interest Rate for the LIBOR Loans for which an Interest Rate is then being determined and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower. In the event that on any LIBOR Interest Rate Determination Date the Agent shall have determined (which determination, when made in the exercise of the Agent's commercially reasonable judgment, shall, absent manifest error, be presumptively correct and binding upon all parties) that:

          (i) adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed; or

          (ii) the LIBO Rate for any Interest Period for such Loans will not adequately reflect the cost to any Lender of making, funding or maintaining its LIBOR Loan for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lender, whereupon:

          (A) each LIBOR Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Reference Rate Loan; and

          (B) the obligation of the Lenders to make, or to convert Loans into, LIBOR Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Public Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make LIBOR Loans or to fund or maintain LIBOR Loans hereunder, (i) the obligation of the Lenders to make, or to convert Loans into or to continue Loans as, LIBOR Loans shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall on the termination of the Interest Period then applicable thereto, or on such earlier date required by law, prepay in full all LIBOR Loans then outstanding together with accrued interest thereon, or convert all such LIBOR Loans into Reference Rate Loans in accordance with Section 3.2.

          (e) Increased Costs. If, due to either (i) the intro-duction of or any change (other than any change by way of imposition or increase of reserve requirements included in the LIBOR Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Public Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Loans, then the Borrower agrees that it shall, from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall, absent manifest error, be rebuttably presumptive evidence of the correctness of such amount.

          (f) Compensation. In addition to such amounts as are required to be paid by the Borrower pursuant to the other Sections of this Article 3, the Borrower agrees to compensate any Lender for all losses, expenses and liabilities, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's LIBOR Loans to the Borrower, which such Lender may sustain (i) if for any reason a funding of any LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Con-tinuation, or a successive Interest Period does not commence after notice therefor is given pursuant to Section 3.2, (ii) if any voluntary or mandatory prepayment of any LIBOR Loans occurs for any reason on a date which is not the last scheduled day of an Interest Period, (iii) as a consequence of any required conversion of LIBOR Loans to Reference Rate Loans as a result of any of the events indicated in Section 3.3(e), or (iv) as a consequence of any other failure by the Borrower to repay LIBOR Loans when required by the terms of this Agreement.

          (g) Booking of LIBOR Loans. The Lenders may make, carry or transfer LIBOR Loans at, to, or for the account of, any of their respective branch offices or the office of any of their respective affiliates.

          (h) LIBOR Loans After Event of Default. Unless the Majority Lenders shall otherwise agree, after the occurrence of and during the continuance of any Event of Default, the Borrower may not borrow Revolving Loans as LIBOR Loans or elect to have any Loans continued as, or converted to, LIBOR Loans after the expiration of any Interest Period then in effect for such Loans.

          3.4 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the "Maximum Rate"). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then, to the extent permitted by applicable law, the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this
Section 3.4, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.

          3.5 Closing Fee. The Borrower will pay to the Agent on the Closing Date, for the account of the Lenders, ratably in accordance with their respective Pro Rata Shares, a closing fee (the "Closing Fee") in the amount of $1,125,000, which Closing Fee shall be fully earned by the Lenders on the Closing Date. The Agent, the Lenders and the Borrower agree that the Closing Fee shall be financed by the Lenders as Revolving Loans.

          3.6 Unused Line Fee. The Borrower shall pay to the Agent, for the account of the Lenders, an unused line fee (the "Unused Line Fee") equal to three eights of one percent (0.375%) per annum on the average daily amount by which the Revolver Facility exceeded the sum of outstanding Revolving Loans and the undrawn face amount of all outstanding Letters of Credit, payable on the first day of each month for the immediately preceding month and on the Termination Date for the period from the last date for which the fee was paid to and including the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. As provided for in Section 5.8(b), all payments received by the Agent on account of Accounts or as proceeds of other Collateral shall be deemed to be credited to the Borrower's loan account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 3.6.

          3.7 Letter of Credit Fee. (a) The Borrower will pay the Agent, for the account of the Lenders, with respect to each Letter of Credit, a fee ("Letter of Credit Fee") equal to one and one-quarter percent (1.25%) per annum of the undrawn face amount of each such Letter of Credit issued for the Borrower's account at the Borrower's request, plus all reasonable out-of-pocket costs, fees and expenses incurred by the Agent in connection with the application for issuance of or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears commencing on the first day of the month following the month in which such Letter of Credit was issued and thereafter, on the first day of each month following a month during which each such Letter of Credit remains outstanding, in each case, for the number of days such Letter of Credit was outstanding in such month. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          3.8 Agency Fee. The Borrower shall pay to the Agent on the Closing Date and an each Anniversary Date an agency fee equal to $100,000. The agency fee payable on the Closing Date and each Anniversary Date shall be fully earned as of each such date.

          3.9 Audit Fees. The Borrower shall pay to the Agent, solely for its own account, all costs and fees reasonably incurred by the Agent's internal auditors in connection with audits of the Borrower performed by the Agent during the term of this Agreement. The Agent's auditors shall be billed at a rate of $500 per day plus reasonably incurred out-of-pocket expenses (including travel expenses).


                            ARTICLE 4

                    PAYMENTS AND PREPAYMENTS

          4.1 Revolving Loans. The Borrower shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date.
The Borrower may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement; provided, however, that with respect to any LIBOR Loans prepaid by the Borrower prior to the expiration date of the Interest Period applicable thereto, the Borrower agrees to pay to the Lenders the amounts described in Section 3.3(f). In addition, and without limiting the generality of the foregoing, the Borrower shall pay to the Agent, for the account of the Lenders, on demand, the amount by which the Aggregate Revolver Outstandings exceed the Maximum Revolver Amount.

          4.2 Termination of Revolver Facility. The Borrower may terminate the Revolver Facility in whole, but not in part, upon at least five (5) Business Days' notice to the Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation of all outstanding Letters of Credit, (b) the payment of the early termination fee set forth in the next sentence, and (c) with respect to any LIBOR Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 3.3(f). If the Revolver Facility is terminated at any time prior to the second Anniversary Date, whether pursuant to this Section or pursuant to Section 10.2, the Borrower shall pay to the Agent, for the account of the Lenders, an early termination fee determined as a percentage of the Revolver Facility in accordance with the following table:


          Period during which           Early termination
          early termination             fee, as percentage
                 occurs                 of Revolver Facility

          On or prior to first
          Anniversary Date                     0.75%

          After first Anniversary Date but on or
          prior to second
          Anniversary Date                     0.25%


Notwithstanding the foregoing, if the Revolver Facility is terminated by the Borrower in connection with a refinancing of the Obligations by Bank of America or any affiliate of Bank of America (which could include BABC), or by a group of lenders for which Bank of America or an affiliate of Bank of America is acting as sole agent, such early termination fee shall not be required to be paid.

          4.3 Reduction of Revolver Facility. If the Borrower shall issue any Medium Term Notes on or after the Closing Date, the Borrower may reduce the Revolver Facility by an amount not to exceed the net proceeds received by the Borrower as a result of such Medium Term Note issuance; provided that the Revolver Facility shall not be reduced to an amount which is less than the Aggregate Revolver Outstandings at the time of such reduction. Any such reduction shall be made on not less than five (5) Business Days prior written notice to the Agent and the Lenders. Any such reduction in the Revolver Facility shall result in the reduction of the Commitment of each Lender in an amount equal to such Lender's Pro Rata Share of the total reduction.

          4.4  Place and Form of Payments; Extension of Time.
All payments of principal, interest, premium, and other sums due to the Agent or the Lenders shall be made at the Agent's address set forth in or specified pursuant to Section 14.7. Except for proceeds received directly by the Agent, all such payments shall be made in immediately available funds. If any payment of principal, interest, premium, or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension.

          4.5 Payments as Revolving Loans. All payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including all reimbursement for expenses pursuant to
Section 14.6, may, at the option of the Agent, in its sole discretion, subject only to the terms of this Section 4.5, be paid from the proceeds of Revolving Loans made hereunder, whether made following a request by the Borrower pursuant to Section 2.1 or a deemed request as provided in this Section 4.5. The Borrower hereby irrevocably authorizes the Lenders to make Revolving Loans (including BABC Revolving Loans by BABC or Agent Advances by the Agent), upon notice from the Agent as described in the next succeeding sentence, for the purpose of paying principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including reimbursing expenses pursuant to
Section 14.6, and agrees that all such Revolving Loans so made shall be Reference Rate Loans deemed to have been requested by it pursuant to Section 2.1, as of the date of the aforementioned notice. The Agent shall request Revolving Loans on behalf of the Borrower as described in the immediately preceding sentence by notifying the Lenders (or BABC, in the case of a BABC Revolving
Loan) by telecopy, telephone or other similar form of transmission, of the amount and Funding Date of the requested Borrowing and that such Borrowing is being requested on the Borrower's behalf pursuant to this Section 4.5; provided, however, that, subject to the terms of Section 2.2(f), the Agent shall in no event so notify the Lenders if the Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent contained in Article 9 will not be satisfied on the requested Funding Date for the applicable Borrowing. On the requested Funding Date, as applicable, the Lenders will make the requested Revolving Loans in accordance with the procedures and subject to the conditions specified in
Section 2.1.

          4.6 Apportionment, Application and Reversal of Payments. Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, expense reimbursements or indemnities then due to the Agent from the Borrower; second, to pay any fees, expense reimbursements or indemnities then due to the Lenders from the Borrower; third, to pay interest due in respect of the BABC Revolving Loans and Agent Advances; fourth, to pay or prepay principal of the BABC Revolving Loans and Agent Advances; fifth, to pay interest due in respect of all Revolving Loans (other than the BABC Revolving Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; sixth, to pay or prepay principal of the Revolving Loans (other than the BABC Revolving Loans and Agent Advances) and to pay, prepay or provide cash collateral in respect of outstanding Letters of Credit or any unpaid reimbursement obligations in respect thereof, as applicable; and seventh, to the payment of any other Obligation due to the Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is outstanding, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Loan except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan, or (b) in the event, and only to the extent, that there are no outstanding Revolving Loans that are Reference Rate Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions set forth in Section 13.11, or pursuant to such other instructions as such Lender may deliver to the Agent in writing, such funds as it may be entitled to receive. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

          4.7 Indemnity for Returned Payments. If after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set-off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender, and the Borrower shall be liable to pay to the Agent, and hereby does indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this
Section 4.7 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent's and the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.7 shall survive the termination of this Agreement.

          4.8 Increased Capital. If any Lender determines that compliance by such Lender with any guideline or request from any central bank or other Public Authority (whether or not having the force of law) adopted or promulgated after the Closing Date affects or would affect the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, and such Lender reasonably determines that the amount of such capital is increased by or based upon its Commitment or its making or maintaining Loans hereunder, or its commitment to participate (as provided for in Section 2.2(f)) in any Letter of Credit or Credit Support provided through the Agent in connection with the issuance of any Letter of Credit, or to otherwise extend credit to the Borrower hereunder, and other commitments of this type, then, upon demand by such Lender, the Borrower agrees to immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to such Lender's commitment to participate in any Letter of Credit or Credit Support or commitment to make Loans hereunder. A certificate as to the amount of such increased cost, submitted to the Borrower by the applicable Lender shall, absent manifest error, be conclusive and binding on the Borrower for all purposes.

          4.9 Register; Agent's and Lenders' Books and Records; Monthly Statements. The Borrower agrees that the Register and each Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall, absent manifest error, constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 4.6 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.


                            ARTICLE 5

                           COLLATERAL

          5.1 Grant of Security Interest. (a) As security for all Obligations, the Borrower hereby grants to the Agent, for the ratable benefit of the Agent and the Lenders, a continuing security interest in, lien on, assignment of, and right of set-off against all of the following property of the Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located:

          (i)  all Accounts, letters of credit, Assigned
     Contracts, chattel paper, instruments, notes, documents, and documents of title;

          (ii)  General Intangibles;

          (iii)  Inventory;

          (iv)  Equipment;

          (v) all moneys, investment property, Securities and other property of any kind of the Borrower in the possession or under the control of the Agent or any Lender, any assignee of or participant in the Obligations, or a bailee of any such party or such party's affiliates;

          (vi) all of the Borrower's deposit accounts, credits, and balances with and other claims against the Agent or any Lender or any of its affiliates or any other financial institution with which the Borrower maintains deposits;

          (vii)  all books, records and other property
     relating to or referring to any of the foregoing, including, without limitation, all books, records, ledger cards, data processing records, and other
     General Intangibles at any time evidencing or relating to any of the foregoing; and

          (viii) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with all other property in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the "Collateral". Collateral shall not include any interest in Real Estate, or in any lease, sublease or license of real property, or any property which, on the Closing Date, is leased to the Borrower as lessee by Metropolitan Life Insurance Company pursuant to two leases dated as of May 18, 1990.

          (b) All of the Obligations shall be secured by all of the Collateral. The Agent may, subject to the provisions of Articles 12 and 13, in its sole discretion, (i) exchange, waive, or release any of the Collateral, (ii) after the occurrence and during the continuance of an Event of Default, apply Collateral and direct the order or manner of sale thereof as the Agent may determine, and (iii) after the occurrence and during the continuance of an Event of Default, settle, compromise, collect, or otherwise liquidate any Collateral in any manner, all without affecting (x) the Obligations outstanding after any application of Collateral proceeds to the reduction of the Obligations or (y) the Agent's or any Lender's right to take any other action with respect to any other Collateral.

          5.2 Perfection and Protection of Security Interest. The Borrower shall, at its expense, perform all steps requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent's Liens, including, without limitation:
(a) executing and recording of the Copyright and Trademark Agreements and executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Agent; (b) delivering to the Agent the original certificates of title for motor vehicles with the Agent's security interest properly endorsed thereon;
(c) delivering to the Agent the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Agent reasonably determines it should have physical posses-sion in order to perfect and protect the Agent's security interest therein, duly endorsed or assigned to the Agent without restriction; (d) delivering to the Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (e) after the occurrence and during the continuance of an Event of Default, transferring Inventory to warehouses designated by the Agent; (f) placing notations on the Borrower's books of account to disclose the Agent's security interest; (g) delivering to the Agent all letters of credit on which the Borrower is named beneficiary; and
(h) taking such other steps as are reasonably deemed necessary or desirable by the Agent to maintain and protect the Agent's Liens. To the extent permitted by applicable law, the Agent may file, without the Borrower's signature, one or more financing statements disclosing the Agent's Liens. The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

          If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Borrower's agents or processors, then the Borrower shall notify the Agent thereof and shall notify such Person of the Agent's security interest in such Collateral and, upon the Agent's request, instruct such Person to hold all such Collateral for the Agent's account subject to the Agent's instructions. If at any time any Collateral is located on any premises that are not owned by the Borrower, then the Borrower shall use reasonable efforts to obtain written waivers, in form and substance reasonably satisfactory to the Agent, of all present and future Liens to which the owner or lessor or any mortgagee of such premises may be entitled to assert against the Collateral. The Agent acknowledges that certain lessors and mortgagers do not have an obligation to grant such waivers and may refuse to do so. The Borrower's reasonable efforts to obtain such waivers shall not include payment of money or consenting to changes in terms of any lease or mortgage or instituting litigation to secure such waivers.

          From time to time, the Borrower shall, upon the Agent's request, execute and deliver confirmatory written instruments pledging to the Agent, for the ratable benefit of the Agent and the Lenders, the Collateral, but the Borrower's failure to do so shall not affect or limit the Agent's security interest or the Agent's other rights in and to the Collateral. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Agent's Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Maximum Revolver Amount or as the basis for any advance, loan, extension of credit, or other finan-cial accommodation).

          5.3 Location of Collateral. The Borrower represents and warrants to the Agent and the Lenders that: (a) Schedule 5.3 is a correct and complete list of the Borrower's chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business, including any facilities no longer in use as so noted thereon; and (b) Schedule 5.3 correctly identifies any of such facilities and locations that are not owned by the Borrower and sets forth, to the best of the Borrower's knowledge, the names of the lessors, sublessors, owners and the holders of any mortgages granted by the Borrower on, such facilities and locations. The Borrower covenants and agrees that it will not (i) maintain any Collateral at any location other than those listed on Schedule 5.3, (ii) otherwise change or add to any of such locations, or
(iii) change the location of its chief executive office from the location identified in Schedule 5.3, unless, in each case, it gives the Agent at least fifteen (15) days' written notice prior to so maintaining any Collateral, or any such change or addition, and executes any and all financing statements and other documents that the Agent requests in connection therewith. Without limiting the foregoing, the Borrower represents that all Inventory (other than Inventory in transit) is, and covenants that all Inventory will be, located either (a) on premises owned by the Borrower, (b) on premises leased by the Borrower, or (c) in a public warehouse, provided that the Agent has received an executed bailee letter from the applicable public warehouseman in form and substance satisfactory to the Agent.

          5.4  Title to, Liens on, and Sale and Use of
Collateral. The Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that:
(a) all Collateral is and will continue to be owned by the Borrower free and clear of all Liens whatsoever, except for Permitted Liens; (b) the Agent's Liens in the Collateral will not be subject to any prior Lien except for those Permitted Liens, if any, specifically identified on Schedule 7.2; (c) the Borrower will use, store, and maintain the Collateral with all reasonable care and will use the Collateral for lawful purposes only; and
(d) the Borrower will not, without the Agent's prior written approval, sell, or dispose of or permit the sale or disposition of any Collateral, except for sales of Inventory in the ordinary course of business and as otherwise permitted under Sections 5.9,
5.10 and 5.11. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent's or any Lender's consent to any sale or other disposition of the Collateral except as expressly permitted herein.

          5.5 Appraisals. Within six months after the Closing Date, quarterly thereafter, and, at the option of the Agent, whenever a Default or Event of Default exists, the Agent shall, at the Borrower's expense, cause a going-out-of-business appraisal of the Borrower's Inventory to be conducted by an appraiser selected by the Agent. Each such appraisal shall provide a determination of the going-out-of-business value of the Borrower's Inventory, net of liquidation expenses, and shall be of a scope and contain such detail as is reasonably acceptable to the Agent. Each such appraisal shall promptly upon completion be delivered to each Lender and the Borrower.

          5.6 Access and Examination; Confidentiality. (a) The Agent, accompanied by any Lender which so elects, may at all reasonable times during regular business hours (and at any time when a Default or Event of Default exists) have access to, examine, audit, make extracts from or copies of and inspect any of all of the Borrower's records, files, and books of account and the Collateral, and discuss the Borrower's affairs with the Borrower's officers and management. The Borrower will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for the Borrower. The Agent may, and at the direction of the Majority Lenders shall, at any time when a Default or Event of Default exists, during regular business hours, and at the Borrower's expense, make copies of all of the Borrower's books and records, or require the Borrower to deliver such copies to the Agent. The Agent may, without expense to the Agent, use such of the Borrower's personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Agent's Liens.

          (b) The Borrower agrees that, subject to the Borrower's prior consent for uses other than in a traditional tombstone, which consent shall not be unreasonably withheld or delayed, the Agent and each Lender may use the Borrower's name in advertising and promotional material and in conjunction therewith disclose the general terms of this Agreement. The Agent and each Lender agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to the Agent or such Lender by or on behalf of the Borrower, under this Agreement or any other Loan Document, and neither the Agent, nor such Lender nor any of their respective affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent that such information
(i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (A) at the request or pursuant to any requirement of any Public Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Public Authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Agent's or such Lender's independent auditors, accountants, attorneys and other professional advisors;
(G) to any affiliate of the Agent or such Lender, or to any Participating Lender or assignee under any Assignment and Acceptance, actual or potential, provided that such affiliate, Participating Lender or assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; and (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with the Agent or such Lender. In the case of clauses (A), (B), (C) and (H) of the preceding proviso, and in the case of clause (D) if the Agent or any Lender is not opposed to the Borrower in such litigation or proceeding, the Agent or Lender requested to disclose such confidential information shall use good faith efforts to notify the Borrower of such request and disclosure.

          5.7 Collateral Reporting. The Borrower will provide the Agent with the following documents at the following times in form satisfactory to the Agent: (a) with the exception of the first week of each month, weekly inventory reports by category and location, and showing inventory turnover by category and location; (b) with the exception of the first week of each month, weekly perpetual inventory reports on a cost and retail basis by location; (c) weekly sales reports by store and department; (d) weekly details of cash receipts by store; (e) weekly status reports on imported inventory in transit; (f) monthly agings of accounts payable; (g) upon request, copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by the Borrower; (h) such other reports as to the Collateral as the Agent or any Lender shall request from time to time; and (i) with the delivery of each of the foregoing, a certificate of the Borrower executed by a duly authorized officer thereof certifying as to the accuracy and completeness of the foregoing. Each weekly report referred to above shall be delivered on the fourth Business Day of each week for the preceding week, and the monthly report shall be delivered for each month with the first weekly report delivered in the succeeding month. If any of the Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

          5.8 Collection of Accounts; Payments. (a) Until the Agent notifies the Borrower to the contrary, the Borrower shall make collection for the Agent of all Accounts and other Collateral, and shall receive all payments and collections from each store as the Agent's trustee. The Borrower shall establish prior to the Closing Date a Blocked Account into which all collected funds from all of the Borrower's collection accounts are to be transferred. The Borrower shall deposit collections from each store on each day in a collection account, the terms of which collection account will provide that all collected funds therein are to be transferred to a Blocked Account. At any time after the occurrence of a Triggering Event, the Agent is authorized to give notice to any Blocked Account Bank that all amounts deposited or otherwise credited to the applicable Blocked Account shall be wire transferred on a daily basis to, or at the direction of, the Agent. The Agent will not give any such notice prior to the occurrence of a Triggering Event.

          If the Agent requests, based on its commercially reasonable judgement, the Borrower shall establish a lock-box service for collections of Accounts at a bank or banks mutually acceptable to the Agent and the Borrower and pursuant to documentation satisfactory to the Agent. If such lock-box service is established, the Borrower shall instruct all account debtors to make all payments directly to the address or addresses established for such service. If, notwithstanding such instructions, the Borrower receives any proceeds of Accounts, it shall receive such payments as the Agent's and the Lenders' trustee, and shall immediately deliver such payments to the Agent in their original form duly endorsed in blank or deposit them into a Blocked Account, as the Agent may direct. The Agent or the Agent's designee may, at any time after the occurrence of an Event of Default, notify obligors that the Accounts have been assigned to the Agent and of the Agent's security interest therein, and may collect them directly and charge the collection costs and expenses to the Borrower's loan account as a Revolving Loan as described in Section 4.5. At the Agent's request, the Borrower shall execute and deliver to the Agent such documents as the Agent shall require to grant the Agent access to any post office box in which collections of Accounts are received.

          (b) At any time that, pursuant to a Blocked Account Agreement, funds in a Blocked Account are being delivered to or at the direction of the Agent, all payments received by the Agent from the Blocked Account or otherwise on account of Accounts or as proceeds of other Collateral will be the Agent's sole property and will be credited to the Borrower's loan account (conditional upon final collection) after allowing one (1) Business Day for collection; provided, however, that for purposes of (1) determining Availability, (2) calculating the Unused Line Fee pursuant to Section 3.6, and (3) calculating the amount of interest to be distributed by the Agent to the Lenders, such payments shall be deemed to be credited to the Borrower's loan account immediately upon receipt. Prior to the occurrence of a Triggering Event, the Borrower shall have full access and may direct the Blocked Account Bank as to disbursements and deposits with respect to the Blocked Account.

          5.9 Inventory. The Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of the Borrower's business, and is and will be fit for such purposes. The Borrower will keep the Inventory in good and marketable condition, at its own expense. The Borrower will not, without prior written notice to the Agent, acquire or accept any Inventory on consignment or approval. The Borrower will maintain a perpetual inventory reporting system at all times. The Borrower will conduct a physical count of the Inventory in at least five of its stores each month, and will have conducted a physical count of the Inventory in each of its stores at least once during each 18 consecutive month period, and, at any time after the occurrence of an Event of Default, at such other times as the Agent requests, and shall promptly supply each Lender with a copy of such count accompanied by a report of the value of such inventory (determined on a first-in-first-out basis and valued at the lower of cost or market value). The Borrower will not sell any Inventory on a bill-and-hold (other than lay-away sales in the ordinary course of business), guaranteed sale, sale on approval, consignment, or, except for ordinary course retail sales, other repurchase or return basis.

          5.10 Equipment. The Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Equipment is and will be used or held for use in the Borrower's business, and is and will be fit for such purposes. The Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear ex-cepted) and shall make all necessary replacements thereof in its reasonable judgment. The Borrower will not, without the Agent's prior written consent, alter or remove any identifying symbol or number on the Equipment. The Borrower shall not, without the Agent's prior written consent, sell, lease as a lessor, or otherwise dispose of any of the Equipment; provided, however, that the Borrower may (i) dispose of obsolete or unusable Equipment having an orderly liquidation value no greater than $250,000 individually, and $1,000,000 in the aggregate in any Fiscal Year, without the Agent's consent, subject to the conditions set forth below; and (ii) transfer Equipment to any Person which shall immediately upon the consummation of such transfer agree to lease such Equipment to the Borrower in a transaction not otherwise prohibited hereunder. Following the occurrence of a Triggering Event, if any of the Equipment is sold, transferred or otherwise disposed of, then the Borrower shall deliver all of the cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied to the repayment of the Obligations; provided, that if such sale, transfer or disposition is made prior to the occurrence of an Event of Default and in connection with the contemporaneous purchase by the Borrower of replacement Equipment then the Borrower may use the proceeds of such sale, transfer or disposition to finance the purchase by the Borrower of such replacement Equipment and shall deliver to the Agent written evidence of the use of the proceeds for such purchase. All replacement Equipment purchased by the Borrower shall be free and clear of all Liens, claims and encumbrances, other than Permitted Liens.

          5.11 Assigned Contracts. The Borrower shall fully perform all of its obligations under each of the Assigned Con-tracts, and shall enforce all of its rights and remedies there-under, in each case, as it deems appropriate in its business judgment; provided, however, that the Borrower shall not take any action or fail to take any action with respect to the Assigned Contracts which would cause the termination of a material Assigned Contract or would result in a waiver or other loss of any material right or remedy of the Borrower thereunder; provided, further that the Borrower may cause the termination of a non-material Assigned Contract. Without limiting the generality of the foregoing, the Borrower shall take all action necessary or appropriate in its reasonable business judgment to permit, and shall not take any action which in its reasonable business judgment would have any adverse effect upon, the full enforcement of all indemnification rights under the Assigned Contracts. The Borrower shall notify the Agent in writing, promptly after the Borrower becomes aware thereof, of any event or fact which could give rise to a claim by it for indemnification under any of the Assigned Contracts, and shall, in its reasonable business judgment, diligently pursue such right and report to the Agent on all further developments with respect thereto. Following the occurrence of a Triggering Event, the Borrower shall remit directly to the Agent for application to the Obligations in such order as the Majority Lenders shall determine, all amounts received by the Borrower as indemnification or otherwise pursuant to the Assigned Contracts. Following the occurrence and during the continuance of an Event of Default, if the Borrower shall fail after the Agent's demand to pursue diligently any right under the Assigned Contracts, then the Agent may, and at the direction of the Majority Lenders shall, directly enforce such right in its own or the Borrower's name and may enter into such settlements or other agreements with respect thereto as the Agent or the Majority Lenders, as applicable, shall determine. In any suit, proceeding or action brought by the Agent under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Borrower shall indemnify and hold the Agent harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Borrower to or in favor of such obligor or its successors. All such obligations of the Borrower shall be and remain enforceable only against the Borrower and shall not be enforceable against the Agent. Notwithstanding any provision hereof to the contrary, the Borrower shall at all times remain liable to observe and perform all of its duties and obligations under the Assigned Contracts, and the Agent's or any Lender's exercise of any of their respective rights with respect to the Collateral shall not release the Borrower from any of such duties and obligations. Neither the Agent nor any Lender shall be obligated to perform or fulfill any of the Borrower's duties or obligations under the Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

          5.12 Documents, Instruments, and Chattel Paper. The Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by the Borrower free and clear of all Liens other than Permitted Liens.

          5.13 Right to Cure. The Agent may, in its discretion and at any time, and shall, at the direction of the Majority Lenders, for the Borrower's account and at the Borrower's expense, pay any amount or do any act required of the Borrower hereunder to preserve, protect, maintain or enforce the Obligations, the Collateral or the Agent's Liens therein, and which the Borrower fails to pay or do, including, without limitation, payment of any judgment against the Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord's claim, and any other Lien upon or with respect to the Collateral. The Agent agrees to provide notice to the Borrower of the making of such payment or the taking of such action, provided, that the Agent's failure to give such notice shall not prejudice its rights to so act in accordance with the preceding sentence. All payments that the Agent makes under this Section 5.13 and all out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the Borrower's loan account as a Revolving Loan as described in Section 4.5.
Any payment made or other action taken by the Agent under this
Section 5.13 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

          5.14 Power of Attorney. The Borrower hereby appoints the Agent and the Agent's designees as the Borrower's attorney, with power: (a) at any time, (i) to endorse the Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Agent's or any Lender's possession, for deposit to a Blocked Account; (ii) to sign the Borrower's name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records; and
(iii) to clear Inventory, the purchase of which was financed with Letters of Credit, through customs in the Borrower's name, the Agent's name or the name of the Agent's designee, and to sign and deliver to customs officials powers of attorney in the Borrower's name for such purpose; and (b) following the occurrence and during the continuation of any Event of Default, (i) to send requests for verification of Accounts to customers or account debtors, and (ii) to do all things necessary to carry out this Agreement. The Borrower ratifies and approves all acts of such attorney, other than those constituting gross negligence or willful misconduct. None of the Lenders or the Agent nor the attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

          5.15 The Agent's and Lenders' Rights, Duties and Liabilities. The Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent's Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Borrower from any of the Obligations. Following the occurrence and during the continuation of an Event of Default, the Agent may, and at the direction of the Majority Lenders shall, without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Borrower for the Obliga-tions or under this Agreement or any other agreement now or here-after existing between the Agent and/or any Lender and the Borrower.


                            ARTICLE 6

        BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

          6.1 Books and Records. The Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its trans-actions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to
Section 6.2(a). The Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provi-sion for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejections, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and
(c) all other dealings affecting the Collateral.

          6.2 Financial Information. The Borrower shall promptly furnish to each Lender all such financial information as the Agent or any Lender shall reasonably request, and notify its auditors and accountants that the Agent, on behalf of the Lenders, is authorized to obtain such information directly from them. Without limiting the foregoing, the Borrower will furnish to each Lender, in such detail as the Agent or the Lenders shall request, the following:

          (a) As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, audited balance sheets, and statements of income and expense, cash flow and of stockholders' equity for the Borrower for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Borrower as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and accom-panied by a report thereon unqualified as to scope of Arthur Andersen & Co. or such other independent certified public accountants selected by the Borrower and reasonably satisfactory to the Agent. The Borrower, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants' services and having audited financial statements prepared by them is for use by the Agent and the Lenders. The Borrower hereby authorizes the Agent to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the Borrower and to discuss directly with the Agent the finances and affairs of the Borrower.

          (b) As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter other than the fourth quarter of a Fiscal Year, unaudited balance sheets of the Borrower as at the end of such quarter, and unaudited statements of income and expense and cash flow for the Borrower for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, together with the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and results of operations of the Borrower as at the date thereof and for such period, prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a). Such statements shall be certified by the chief financial or accounting officer of the Borrower as fairly presenting the financial position and results of operation of the Borrower as of the date thereof and for such period, subject to normal year-end adjustments.

          (c) As soon as available, but in any event not later than thirty (30) days after the end of each month, unaudited balance sheets of the Borrower as at the end of such month, and unaudited statements of income and expense and cash flow for the Borrower for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operation of the Borrower as at the date thereof and for such period, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a). Such statements shall be certified by the chief financial or accounting officer of the Borrower as fairly presenting the financial position and results of operation of the Borrower as of the date thereof and for such period, subject to normal quarterly and year-end adjustments.

          (d) With each of the audited Financial Statements delivered pursuant to Section 6.2(a), a certificate of the independent certified public accountants that exam-ined such statement to the effect that they have re-viewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then con-stituted a Default or Event of Default, except for those, if any, described in reasonable detail in such certificate.

          (e) With each of the annual audited and quarterly unaudited Financial Statements delivered pursuant to Sections 6.2(a) and 6.2(b), a certificate of the chief executive or chief financial officer of the Borrower (each such Certificate, a "Compliance Certificate") (i) setting forth in reasonable detail the calculations required to establish the Fixed Charge Coverage Ratio and the Leverage Ratio for the period covered in such Financial Statements and as at the end thereof, and
     (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the repre-sentations and warranties of the Borrower contained in this Agreement and the other Loan Documents are correct and complete as at the date of such certificate as if made at such time, (B) the Borrower is, at the date of such certificate, in compliance with all of its covenants and agreements in this Agreement and the other Loan Documents, and (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements. If such certifi-cate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrower has taken or proposes to take with respect thereto.

          (f) No sooner than ninety (90) days and no fewer than thirty (30) days prior to the beginning of each Fiscal Year, projected balance sheets, statements of income and expense, and statements of cash flow for the Borrower as at the end of and for each month of such Fiscal Year and the next succeeding Fiscal Year.

          (g) Within forty-five (45) days after the end of each fiscal quarter, a report of all sales of fixed assets of the Borrower in such fiscal quarter, such report to set forth the gross proceeds of any such sale by the Borrower, minus any expenses or taxes applicable to such sale, any Debt repayments or prepayments (other than of the Obligations) made with the proceeds of such sale, and the amount of any non-cash proceeds of such sale.

          (h) Promptly after their dissemination or filing, as applicable, copies of any all proxy statements, financial statements, reports filed with the Securities and Exchange Commission, and reports which the Borrower makes available to its stockholders or public debt holders.

          (i) Promptly after filing with the PBGC, DOL, or IRS, (1) in the case of any Plan which is tax-qualified under Code Section 401(a), a copy of each annual report, and (2) any filing or notice (other than an annual report) filed with respect to each Plan of the Borrower or any ERISA Affiliate.

          (j) Promptly after filing with the IRS, a copy of each tax return filed by the Borrower.

          (k) Each week, on the second Business Day of such week, a Borrowing Base Certificate as of the end of the preceding week.

          (l) Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Borrower, including, without limitation, projections of future operations on both a consolidated and consolidating basis.

          6.3 Notices to the Lenders. The Borrower shall notify the Agent in writing of the following matters at the following times:

          (a) Immediately after becoming aware thereof, any Default or Event of Default.

          (b) Immediately after becoming aware thereof, the assertion by the holder of any capital stock of the Borrower or of any Debt in an outstanding principal amount in excess of $10,000,000 that a default exists with respect thereto or that the Borrower is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

          (c) Immediately after becoming aware thereof, any material adverse change in the Borrower's property, business, operations, or condition (financial or other-wise).

          (d) Immediately after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Borrower's property, business, operations, or condition (financial or otherwise).

          (e) Immediately after becoming aware thereof, any pending or threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute affecting the Borrower.

          (f) Immediately after becoming aware thereof, any violation of any law, statute, regulation, or ordinance of Public Authority applicable to the Borrower, or its properties which may materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Borrower's property, business, operations, or condition (financial or otherwise).

          (g) Immediately after becoming aware thereof, any violation in any material respect by the Borrower of any Environmental Law or, immediately upon its receipt thereof, any notice that the Borrower receives asserting that the Borrower is not in compliance with any Environmental Law or that its compliance is being investigated by a Public Authority.

          (h) Immediately upon receipt thereof, any notice that the Borrower is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Borrower is subject to investigation by any Public Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant.

          (i) Immediately after becoming aware thereof, the imposition of any Environmental Lien against any property of the Borrower.

          (j) Any change in the Borrower's name, state of incorporation, or form of organization, trade names or styles (other than private labels) under which the Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto.

          (k)  Within ten (10) Business Days after the
     Borrower or any ERISA Affiliate knows or has reason to know, that a Termination Event or a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) which could result in the imposition on the Borrower or any ERISA Affiliate of any material penalty or excise tax has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

          (l) Within three (3) Business Days (ten (10) Business Days in the case of clause (i)) after the filing thereof with the IRS, the DOL or the PBGC, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan and (ii) a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate from the IRS, the DOL or the PBGC with respect to such request.

          (m) Within three (3) Business Days (ten (10) Business Days in the case of clause (i)) after receipt thereof by the Borrower or any ERISA Affiliate, copies of the following:
     (i) each actuarial report for any Benefit Plan or Multi-employer Plan and annual report for any Multiemployer Plan;
     (ii) any notices of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer such Benefit Plan; (iii) any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iv) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability.

          (n) Within three (3) Business Days after the occurrence thereof: (i) any increases in the benefits of any existing Benefit Plan or Multiemployer Plan or the establishment of any new Benefit Plan or Multiemployer Plan or the commencement of contributions to any such Plan to which the Borrower or any ERISA Affiliate was not previously contributing which could reasonably be expected to have a material adverse effect on the Borrower or any ERISA Affiliate; or (ii) any failure by the Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment.

          (o) Within three (3) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multiemployer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

For purposes of subsections (k) through (o) above, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Plan administrator of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor; provided, however, that the Borrower shall not be deemed to have knowledge of any facts known by any Plan administrator other than the Borrower or an ERISA Affiliate which facts are not communicated to the Borrower or its ERISA Affiliates as the result of the negligence, gross negligence or willful misconduct of such Plan administrator.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Borrower and any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.


                            ARTICLE 7

             GENERAL WARRANTIES AND REPRESENTATIONS

          The Borrower warrants and represents to the Agent and the Lenders, that:

          7.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. The Borrower has the corporate power and authority to execute, deliver and perform this Agreement and other Loan Documents and the related financing statements, to incur the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral. The Borrower has taken all necessary corporate action (including, without limitation, obtaining any necessary approval of its stockholders) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval, or authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person, is required in connection with the Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents, except for those already duly obtained. Each of this Agreement and the other Loan Documents and each of the related financing statements has been duly executed and delivered by the Borrower, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to any limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally. The Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of the Borrower by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Borrower is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to the Borrower, or (c) the Certificate of Incorporation or By-laws of the Borrower.

          7.2 Validity and Priority of Security Interest. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral except those Permitted Liens specifically identified on Schedule 7.2, securing all the Obligations, and enforceable against the Borrower and all third parties.

          7.3  Organization and Qualification.  The Borrower
(a) is duly incorporated and organized and validly existing and in good standing under the laws of the State of Delaware, (b) is qualified to do business as a foreign corporation and is in good standing in the States of Illinois, Missouri, Indiana, Iowa, Kansas, Oklahoma, Arkansas, Kentucky, and Texas, which are the only states in which qualification is necessary in order for it to own or lease its property and conduct its business, and
(c) has all requisite corporate power and authority to conduct its business and to own its property.

          7.4 Corporate Name; Prior Transactions. The Borrower has not, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except as set forth on
Schedule 7.4.

          7.5  Affiliates.  The Borrower has no Subsidiaries.
Schedule 7.5 is a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower's
Affiliates.

          7.6 Financial Statements and Projections. (a) The Borrower has delivered to the Agent the audited balance sheet and related statements of income, retained earnings, changes in financial position, and changes in stockholders equity for the Borrower as of January 27, 1996 and for the Fiscal Year then ended, accompanied by the report thereon of the Borrower's independent certified public accountants, Arthur Andersen & Co. The Borrower has also delivered to the Agent the unaudited balance sheet and related statements of income and changes in financial position for the Borrower as of April 27, 1996 and for the three months then ended. Such financial statements are attached hereto as Exhibit B-1. All such financial statements have been prepared in accordance with GAAP and fairly present the Borrower's financial position as at the dates thereof and its results of operations for the periods then ended.

          (b) As of the Closing Date, the Latest Projections, attached hereto as Exhibit B-2, represent the Borrower's estimate of the Borrower's future financial performance for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions.

          7.7 Capitalization. As of the Closing Date, the Borrower's authorized capital stock consists of 50,000,000 shares of common stock, par value $1.00 per share, of which 17,345,557 shares are validly issued and outstanding, fully paid and non-assessable, and 2,500,000 shares of preferred stock, par value $1.00 per share, of which 76,930 shares of cumulative convertible preferred stock are validly issued and outstanding, fully paid and non-assessable.

          7.8 Solvency. The Borrower is Solvent prior to and after giving effect to the making of the Revolving Loans to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement.

          7.9 Debt. After giving effect to the making of the Revolving Loans to be made on the Closing Date, the Borrower has no Debt, except (a) the Obligations, (b) Debt evidenced by the Medium Term Notes, (c) Debt evidenced by the Mortgage Notes, (d) Debt set forth on the Schedule 7.9, (e) Debt permitted by Section 8.13, and (f) accounts payable and other contractual obligations arising in the ordinary course of business.

          7.10 Distributions. Between January 27, 1996 through the Closing Date, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other Securities of the Borrower, other than regularly scheduled cash dividends on the Borrower's outstanding cumulative convertible preferred stock.

          7.11 Title to Property. With respect to the Real Estate listed on Schedule 7.12, the Borrower has good and insurable title in fee simple free of all Liens except Permitted Liens and title exceptions customarily encountered in the case of retail shopping centers, and the Borrower has good, indefeasible, and merchantable title to all of its other property (including, without limitation, the assets reflected on the January 27, 1996 Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof or as otherwise expressly permitted hereby), free of all Liens except Permitted Liens.

          7.12 Real Estate; Leases. Schedule 7.12 sets forth a correct and complete list of all Real Estate owned by the Borrower as of the Closing Date, and all leases and subleases of real property by the Borrower as lessee, sublessee, lessor or sublessor, other than leases or subleases of real property on which the Borrower is lessor or sublessor covering less than 10,000 square feet. To the best of Borrower's knowledge, each of such leases and subleases is valid and enforceable in accordance with its terms (subject to any limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting creditors' rights generally) and is in full force and effect, and, except as set forth in Schedule 7.12(a), no material, uncured default by any party exists under any lease or sublease of real property to which the Borrower is a party.

          7.13 Proprietary Rights. Schedule 7.13 sets forth a correct and complete list of all of the Proprietary Rights as of the Closing Date. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement as of the Closing Date except as set forth on Schedule 7.13. Except as set forth on Schedule 7.13, to the best of the Borrower's knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person's property, and no other Person's property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on Schedule 7.13 constitute all of the property of such type material to the current and currently anticipated future conduct of the Borrower's business, and all of such Proprietary Rights are assignable.

          7.14 Trade Names. All trade names or styles (other than private labels) under which the Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 7.14.

          7.15 Litigation. Except as set forth on Schedule 7.15, there is no pending or (to the best of the Borrower's knowledge) threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which could reasonably be expected to materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Borrower's property, business, operations, or condition (financial or otherwise).

          7.16 Restrictive Agreements. The Borrower is not a party to any contract or agreement, and is not subject to any charter or other corporate restriction, which adversely affects its ability to execute, deliver, and perform the Loan Documents and repay the Obligations or which materially and adversely affects or, insofar as the Borrower can reasonably foresee, could reasonably be expected to materially and adversely affect, the Borrower's property, business, operations, or condition (financial or otherwise), or would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Borrower's property, business, operations, or condition (financial or otherwise).

          7.17  Labor Disputes.  Except as set forth on
Schedule 7.17, (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement and (c) to the best of the Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or for any similar purpose, and (d) there is no pending or (to the best of the Borrower's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower, or any of its employees.

          7.18 Environmental Laws. As of the Closing Date, except as otherwise disclosed on Schedule 7.18:

          (a) Each of the Borrower, and, to the best of its knowledge, each of its predecessors in interest, has complied in all material respects with all Environmental Laws and health and safety laws applicable to the Borrower's property and business, and neither the Borrower nor any of its present property or operations, or to the best of Borrower's knowledge, its past property or operations, are subject to any order from or agreement with any Public Authority or private Person respecting (i) compliance with any Environmental Law or health or safety requirements of law, or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

          (b) The Borrower has obtained all environmental, health and safety permits necessary for its operation, and all such permits are in good standing and the Borrower is in material compliance with all terms and conditions of such permits.

          (c) Neither the Borrower, nor, to the best of the Borrower's knowledge, any of its predecessors in interest, has generated, handled, used, stored or disposed of any hazardous or toxic waste or substance, as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law, on or off the Borrower's property (whether or not owned by it), nor has the Borrower filed any notice with any Public Authority indicating such generation, handling, use, storage or disposal.

          (d) The Borrower has no material contingent liability with respect to non-compliance with any Environmental Laws or any Release or threatened Release of a Contaminant or the generation, handling, use, storage, or disposal of hazardous or toxic wastes or substances.

          (e) Neither the Borrower, nor to the best of the Borrower's knowledge, any of its predecessors in interest, has received any summons, complaint, order or similar notice that it is not in compliance with, or that any Public
     Authority is investigating its compliance with, any Environmental Laws or health and safety laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

          (f) None of the present or past operations of the Borrower is the subject of any investigation by any Public
     Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

          (g) There is not now, nor to the best of the Borrower's knowledge has there ever been on or in the
     Premises:

          (i) any generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any equivalent
          Environmental Law,

          (ii) any underground storage tanks or surface impoundments,

          (iii) any asbestos containing material, or

          (iv) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other equip-ment.

          (h) The Borrower has not filed any notice under any applicable Environmental Law reporting a Release of a Contaminant into the environment.

          (i) The Borrower has not entered into any negotiations or agreements with any Person (including, without limitation, the prior owner of its property) relating to any remedial action in response to the Release of a Contaminant or environmentally related claim.

          (j) To the best of the Borrower's knowledge, none of the products manufactured, distributed or sold by the Borrower contains asbestos containing material.

          (k) No Environmental Lien has attached to any property of the Borrower or any Subsidiary.

          7.19 No Violation of Law. The Borrower is not in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Borrower's property, business, operations, or condition (financial or otherwise).

          7.20 No Default. The Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement (other than leases covered by Section 7.12 above) to which the Borrower is a party or by which it is bound, which default would materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Borrower's or any Subsidiary's property, business, operations, or condition (financial or otherwise).

          7.21  ERISA.  (a)  Neither the Borrower nor any ERISA
Affiliate maintains or contributes to any Plan intended to be qualified under Code Section 401(a) other than those listed on
Schedule 7.21.

          (b) No Benefit Plan or Multiemployer Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan.

          (c) Neither the Borrower nor any ERISA Affiliate has any withdrawal liability to any Benefit Plan or Multiemployer Plan pursuant to Title IV of ERISA, and neither the Borrower nor any ERISA Affiliate has knowledge of any condition or event which could reasonably be expected to result in the imposition of such liability.

          (d) Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.

          (e) No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code), whether or not waived.

          (f) Neither the Borrower nor any ERISA Affiliate has breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code or regulations promulgated thereunder with respect to any Plan. Each Plan is in substantial compliance with ERISA, the Code and regulations promulgated thereunder and neither the Borrower nor any ERISA Affiliate has received any notice within the six (6) year period immediately preceding the date hereof asserting that a Plan is not in compli-ance with ERISA, and no governmental agency is currently investigating or auditing any Plan.

          (g) Other than as set forth on Schedule 7.21, each Plan which is intended to be a qualified Plan has been determined by the IRS to be qualified under Section 401(a) of the Code as currently in effect and each trust related to such Plan has been determined to be exempt from federal income tax under
Section 501(a) of the Code, as currently in effect, or if such determination has not been made, the remedial amendment period under Code Section 401(b) has not expired.

          (h) Except as provided on Schedule 7.21, neither the Borrower nor any ERISA Affiliate maintains or contributes to any employer welfare benefit plan within the meaning of Section 3(1) of ERISA which provides health, medical or life insurance benefits to employees after termination of employment other than as required by Section 601 et. seq. of ERISA or Section 4980B of the Code.

          (i) Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Agent is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in funding status or financial condition of the Benefit Plan relating to such Schedule B.

          (j) Neither the Borrower nor any ERISA Affiliate has failed to make a required installment under subsection (m) of
Section 412 of the Code or any other payment required under
Section 412 of the Code on or before the due date for such installment or other payment.

          (k) Neither the Borrower nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year.

          (l) Neither the Borrower nor any ERISA Affiliate, nor to the best of the Borrower's knowledge, any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to result in the imposition of any material penalty or excise tax or
(ii) has taken or failed to take any action which would constitute or result in a Termination Event.

          (m) Neither the Borrower nor any ERISA Affiliate has failed to make a required contribution or payment to a Multi-employer Plan nor has the Borrower or any ERISA Affiliate made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

          (n) The Borrower has given to the Agent copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by the Borrower and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to Borrower or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides health, medical, or life insurance benefits to employees after termination of employment other than as required by Section 601 et. seq. of ERISA or Section 4980B of the Code, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees by the Borrower or any ERISA Affiliate under each such Plan.

          (o) Neither the Borrower nor any ERISA Affiliate has, or would reasonably be expected to have, any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

          7.22 Taxes. As of the Closing Date, except as set forth on Schedule 7.22, the Borrower has filed all tax returns and other reports which it was required by law to file on or prior to the date hereof, and has paid all taxes, assessments, fees, and other governmental charges, and any related penalties and interest, if any, against it or its property, income, or franchise, that are due and payable.

          7.23 Investment Company Act, etc. The Borrower is not an "investment company" nor an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(l), et seq.), nor is the Borrower subject to any other state or federal regulation limiting its ability to incur Debt. The making of the Revolving Loans and other financial accommodations hereunder by the Agent and the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the other transactions contemplated by this Agreement and the Loan
Documents do not violate any provisions of such laws or any rule, regulation or order issued by the Securities and Exchange Commis-sion or other Public Authority thereunder.

          7.24 Public Utility Holding Company. The Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an Affiliate of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.25 Margin Securities. The Borrower does not own any "margin security," as that term is defined in Regulations G and U of the Federal Reserve Board, and the proceeds of the Revolving Loans, and the other financial accommodations made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the Revolving Loans or the other financial accommodations hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Debt or other Person's indebtedness which was originally incurred to purchase or carry any margin security, or for any other purpose which might cause any such loan or other financial accommodation to be considered a "purpose credit" within the meaning of Regulation G, U or X of the Federal Reserve Board. The Borrower will neither take nor permit any agent acting on its behalf to take any action which might cause any transaction, obligation or right created by this Agreement, or any document or instrument delivered pursuant hereto, to violate any regulation of the Federal Reserve Board.

          7.26 Broker's Fees. No broker or finder is entitled to receive compensation for services rendered with respect to the transactions described in this Agreement.

          7.27  No Material Adverse Change.  As of the Closing
Date, no material adverse change has occurred in the Borrower's property, business operations, or conditions (financial or otherwise) since April 27, 1996.

          7.28 Bank Accounts. Schedule 7.28 contains a complete and accurate list of all bank accounts maintained by the Borrower with any bank or other financial institution.


                            ARTICLE 8

               AFFIRMATIVE AND NEGATIVE COVENANTS

          The Borrower covenants to the Agent and each Lender that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

          8.1  Taxes and Other Obligations.  The Borrower shall
(a) file when due all tax returns and other reports which it is required to file, (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves as required under GAAP for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing and (c) pay when due all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that the Borrower need not pay any tax, fee, assessment, governmental charge, or Debt, or discharge any other obligation, that it is contesting in good faith by appropriate proceedings diligently pursued, and for which adequate reserves are maintained, so long as no Lien, other than a Permitted Lien, results from such non-payment.

          8.2 Corporate Existence and Good Standing. The Borrower shall (a) maintain its corporate existence, and (b) maintain its qualification and good standing in all states necessary to conduct its business and own its property, and (c) obtain and maintain all material licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its property.

          8.3 Compliance with Law and Agreements. The Borrower shall comply with the terms and provisions of each material judgment, law, statute, rule, and governmental regulation applicable to it and each material contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound.

          8.4 Maintenance of Property. The Borrower shall maintain or replace all of its property necessary and useful in its business, such that all such property remains in good operating condition and repair, ordinary wear and tear, insured casualty and condemnation excepted.

          8.5 Insurance. The Borrower shall maintain with financially sound and reputable insurers, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its reasonable discretion, or acting at the direction of the Majority Lenders, shall specify, in amounts, and under policies reasonably acceptable to the Agent and the Majority Lenders. As of Closing Date, the deductibles in effect with respect to the Borrower's insurance policies as disclosed to the Agent, are acceptable to the Agent. Without limiting the foregoing, the Borrower shall also maintain flood insurance, in the event of a designation of the area in which any Real Estate is located in a "flood plain" or a "flood risk area," as defined by the Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Agent, and shall comply with the additional requirements of the National Flood Insurance Program as set forth in said Act.

          The Borrower shall cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named in each such policy as secured party and loss payee or additional insured, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days' prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the Borrower or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrower when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans as described in
Section 4.5.

          8.6 Condemnation. The Borrower shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of its property that includes Collateral, notify the Agent and the Lenders of the pendency of such proceeding, and agrees that the Agent may participate in any such proceeding, and the Borrower from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation.

          8.7 Environmental Laws. The Borrower shall conduct its business in material compliance with all Environmental Laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. The Borrower shall take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Agent and the Lenders on such response. Without limiting the generality of the foregoing, whenever the Borrower gives notice to the Agent pursuant to Section 6.3(g), the Borrower shall, at the request of the Agent or the Majority Lenders, and the Borrower's expense (a) cause an independent environmental engineer reasonably acceptable to the Agent or the Majority Lenders to conduct such tests of the site where the non-compli-ance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (b) provide to the Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall change.

          8.8 ERISA. (a) The Borrower shall, and shall cause each of its ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all regulations and interpretations promulgated thereunder, and all other applicable laws and regulations.

          (b) The Borrower shall not, and shall not permit any ERISA Affiliate, to:

          (i)  Engage in any prohibited transaction
     described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously been obtained from the DOL which could reasonably be expected to result in any material penalty or excise tax;

          (ii)  Permit to exist any accumulated funding
     deficiency (as defined in Section 302 of ERISA and Sec-tion 412 of the Code) whether or not waived;

          (iii) Fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv)  Terminate any Benefit Plan which would
     result in any material liability of the Borrower or an ERISA Affiliate under Title IV of ERISA;

          (v) Fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA
     Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) Fail to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

          (vii) Amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

          8.9 Mergers, Consolidations, Acquisitions, or Sales. The Borrower shall not enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve its business, or agree to do any of the foregoing, except (a) for sales of Inventory in the ordinary course of its business, (b) for sales of real property to any Person which shall immediately upon the consummation of such transfer agree to lease such property to the Borrower in a transaction not otherwise prohibited hereunder, (c) for the sale of assets which do not include Collateral or on which Collateral is not located, or (d) as otherwise expressly permitted hereby, including, without limitation, pursuant to any of Sections 5.9,
5.10 or 5.11.  The Borrower shall not close any of its stores.

          8.10 Distributions; Capital Change. The Borrower shall not (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, other than, so long as no Event of Default is outstanding, regularly scheduled dividends on its preferred stock, or (b) make any change in its capital structure which could adversely affect the repayment of the Obligations.

          8.11  Transactions Affecting Collateral or Obligations.
The Borrower shall not enter into any transaction which materially and adversely affects the Collateral or the Borrower's ability to repay the Obligations.

          8.12 Guaranties. The Borrower shall not make, issue, or become liable on any Guaranty, except Guaranties in favor of the Agent.

          8.13 Debt. The Borrower shall not incur or maintain any Debt, other than: (a) the Obligations; (b) accounts payable and contractual obligations to suppliers and customers incurred in the ordinary course of business; (c) contractual obligations to developers and landlords incurred in the ordinary course of business; (d) Debt incurred to finance the purchase of Equipment or real property constituting Capital Expenditures, so long as the principal amount of Debt incurred for any such purchase of Equipment or real property is not less than eighty percent (80.0%) of the purchase price of such Equipment or real property;
(e) Debt evidenced by Medium Term Notes outstanding on the Closing Date; (f) Debt evidenced by Medium Term Notes issued after the Closing Date in an aggregate principal amount not to exceed $94,000,000, provided that the proceeds of any such issuance of Medium Term Notes are used only (x) to repay or prepay any then outstanding Medium Term Notes or (y) to prepay Revolving Loans, with the Revolver Facility to be reduced by the amount of such prepayment as provided in Section 3.3; (g) Debt evidenced by the Mortgage Notes; (h) Debt incurred under any lease or sublease of real property or Equipment by the Borrower as lessee or sublessee entered into in connection with the transfer of such real property or Equipment by the Borrower to the lessor or sublessor of such real property or Equipment; (i) other Debt existing on the Closing Date and reflected on Schedule 7.9; and (j) Debt incurred for the purpose of refinancing any then outstanding Debt described in clauses (d), (g) or (i) above, provided, that such Debt shall be in an amount not greater than the amount of the Debt being refinanced and shall be incurred under terms and conditions no less favorable to the Borrower, which will not have an adverse effect on its ability to perform it obligations hereunder and, solely in the case of the refinancing of any Debt described in clause (d), any Liens granted to secured such Debt shall be identical to those securing the refinanced Debt.

          8.14 Prepayment. The Borrower shall not voluntarily prepay any Debt, except (i) the Obligations in accordance with their terms, (ii) the Medium Term Notes with the proceeds of the issuance of additional Medium Term Notes as provided in Section 8.13(f), and (iii) Debt evidenced by the Mortgage Notes or Debt existing on the Closing Date and reflected on Schedule 7.9, provided that such Debt is prepaid in accordance with a refinancing permitted by Section 8.13(j).

          8.15 Transactions with Affiliates. Except as set forth below, the Borrower shall not, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), except actual expenses incurred and approved in advance in writing by the Agent and the Majority Lenders, to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, the Borrower may grant stock or stock options to, and pay compensation and other benefits to, executive officers and directors of the Borrower and may engage in other transactions with Affiliates in the ordinary course of business, in amounts and upon terms fully disclosed to the Agent and the Lenders, and no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a third party who is not an Affiliate.

          8.16 Investment Banking and Finder's Fees. The Borrower shall not pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter's fee, finder's fee, or broker's fee to any Person in connection with this Agreement. The Borrower shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person for any such fees, and all costs and expenses (including without limitation, attorneys' fees) incurred by the Agent and/or any Lender in connection therewith.

          8.17 Business Conducted. The Borrower shall not engage, directly or indirectly, in any line of business other than the businesses in which the Borrower is engaged on the Closing Date, provided, that the Borrower may open certain stores in accordance with its plans disclosed to the Agent and the Lenders prior to the Closing Date, provided, however, that the aggregate direct and indirect costs, excluding the cost of any inventory, incurred in connection with the opening of such stores shall in no event exceed $1,000,000. In addition, the Borrower shall not sublease or license space in its stores or permit any other party to sell merchandise in any of its stores, except for subleases, licenses or third-party sale arrangements existing on the Closing Date and any further subleases, licenses or third-party sale arrangements, provided that the Borrower shall require any Person so subletting or licensing space or selling merchandise in any store to (i) maintain its own employees in the conduct of its business, and (ii) segregate all of its assets, including any inventory and cash, from those of the Borrower.

          8.18 Liens. The Borrower shall not create, incur, assume, or permit to exist any Lien on any Collateral, except
Permitted Liens.

          8.19 Subsidiaries. The Borrower shall not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary.

          8.20 Restricted Investments. The Borrower shall not make any Restricted Investment.

          8.21 Fixed Charge Coverage Ratio. The Borrower will maintain a ratio (the "Fixed Charge Coverage Ratio") of (a) EBITDA to (b) the sum of (i) net interest expense (whether such interest is paid or accrued), (ii) Distributions, (iii) principal payments or prepayments on Debt for borrowed money less, in the case of any payment or prepayment of Debt in connection with the refinancing of such Debt, the net cash proceeds of any such refinancing Debt permitted under Section 8.13(j), and (iv) Capital Expenditures, minus (v) the lesser of (x) the amount set forth in clause (iv) above and (y) the net proceeds received by the Borrower from the sale of fixed assets, including, without limitation, any sale-leaseback transactions (in all cases such net proceeds to be the gross proceeds of any such sale, minus any expenses or taxes applicable to such sale, any Debt repayments or prepayments (other than of the Obligations) made with the proceeds of such sale, and the amount of any non-cash proceeds), of not less than the following determined for the following periods:

                                               Minimum
               Period                           Ratio
          Fiscal quarter ending
          nearest July 31, 1996                .43 to 1

          Two fiscal quarter period
          ending nearest October 31, 1996      .61 to 1

          Three fiscal quarter period
          ending nearest January 31, 1997      1.0 to 1

          Four fiscal quarter
          period ending at each fiscal
          quarter thereafter                   1.0 to 1


          8.22  Fiscal Year.  The Borrower will not change its
Fiscal Year from a Fiscal Year ending on the last Saturday of each January.

          8.23 Further Assurances. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.


                            ARTICLE 9

                      CONDITIONS OF LENDING

          9.1 Conditions Precedent to Making of Loans on the Closing Date. Neither the Agent nor the Lenders shall have any obligation hereunder if all of the conditions precedent set forth in this Section 9.1 have not been satisfied on or before July 30, 1996. The obligation of the Lenders to make the initial Revolving Loans on the Closing Date and the obligation of the Agent to cause to be issued or provide Credit Support for any Letter of Credit on the Closing Date and the obligation of the Lenders to participate in Letters of Credit issued on the Closing Date, or in Credit Support for any such Letters of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and the Lenders:

          (a)  The Borrower shall have performed and
     complied with all covenants, agreements and conditions contained herein which are required to be performed or complied with by the Borrower before or on such Closing
     Date.

          (b) Following the payment in full of all Debt outstanding under the Former Credit Agreement, the payment of all fees, costs and expenses payable hereunder on the Closing Date, and the making of the Revolving Loans and the provision of Letters of Credit to be made or provided on the Closing Date, the Borrower would have Availability of not less than $30,000,000.

          (c) The Borrower shall have had net income of not less than $1,415,500 for the month of May 1996, and a net loss for the month of June (up to the Closing Date) of not greater than $861,000.

          (d) There is no pending or threatened action, suit, investigation by any Public Authority or proceeding that reasonably could be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Borrower or which could reasonably be expected to impair the Borrower's ability to perform its obligations under this Agreement and the other Loan Documents, or which in the Agent's judgment, could materially adversely affect the financing contemplated by this Agreement.

          (e) The Agent and the Lenders shall have received all items on the List of Closing Documents attached hereto as Exhibit C which are not elsewhere identified in this
     Article 9, such items to be in form and substance satisfactory to the Agent and the Lenders, and to be executed by all parties thereto when the nature of such items so requires.

          (f) The Agent and the Lenders shall have received a certificate dated such Closing Date and signed by the President or an Executive Vice President and the Chief Financial Officer, Treasurer or the Vice President-Treasury & Finance of the Borrower, certifying that the conditions specified in Section 9.1(a) have been fulfilled, and setting forth the components of the Maximum Revolver Amount and Aggregate Revolver Outstandings to demonstrate that Availability, after giving effect to the transactions contemplated on the Closing Date, would equal or exceed $30,000,000, as set forth in paragraph (b) above.

The acceptance by the Borrower of any Loans made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions to the making of such Loans set forth in this Sections 9.1(a),(b),(c), and (d) have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by the Presi-dent and the Chief Financial Officer, Treasurer or the Vice President-Treasury & Finance of the Borrower, dated the Closing Date, to such effect.

          Execution and delivery to the Agent by a Lender of a counterpart to this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 9.1 have been fulfilled to the satisfaction of such Lender and (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 9.1.

          9.2 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Agent to cause to be issued or provide Credit Support for any Letter of Credit and the obligation of the Lenders to participate in Letters of Credit or Credit Support for Letters of Credit, shall be subject to the further conditions precedent that on the date of any such extension of credit;

          (a) the following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii), with the same effect as the delivery to the Agent and the Lenders of a certificate signed by the president and chief financial officer of the Borrower, dated the date of such extension of credit, stating that:

               (i)  The representations and warranties
          contained in this Agreement and the other
          Loan Documents are correct in all material respects on and as of the date of such exten-sion of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified by the Borrower that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

               (ii)  No event has occurred and is con-
          tinuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

          (b) the Agent and the Lenders shall have received such other approvals, opinions or documents as they may reasonably request;

          (c) no order, judgment or decree of any Public
     Authority and no law, rule or regulation applicable to Lender shall purport by its terms to enjoin, restrain or otherwise prohibit the making of such Loan; and

          (d) Since the date of the Financial Statements most recently delivered to the Lenders, no material adverse change shall have occurred with respect to the business, operations, assets or condition (financial or otherwise) of the Borrower;

provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing BABC or the Agent for such Lender's Pro Rata Share of any BABC Revolving Loan or Agent Advance as provided in Sections 2.1(h),
(i) and (j).


                           ARTICLE 10

                        DEFAULT; REMEDIES

          10.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

          (a)  any failure to pay the principal of or
     interest or premium on any of the Obligations when due, whether upon demand or otherwise;

          (b) any representation or warranty made by the Borrower in this Agreement, any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Borrower or any Subsidiary at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made;

          (c) the Borrower shall fail to comply with any of the covenants set forth in (i) Sections 8.1, 8.2(b), 8.3, 8.4, 8.6, 8.7, 8.8(a), or 8.23 and such failure shall continue unremedied for ten (10) days; or (ii) any other provision of Article 8 or Section 5.8 , in which case no grace period shall be applicable;

          (d) any failure by the Borrower to comply with any of the other covenants and agreements contained in this Agreement or any of the other Loan Documents for more than (i) twenty (20) days after notice of such failure by the Agent to the Borrower, (ii) thirty (30) days after the date that the Borrower discovers, or reasonably should have discovered, such failure, or
     (iii) if such failure shall have existed for more than forty-five (45) days, five (5) days after the earlier of (A) written notice thereof from the Agent to the Borrower or (B) the Borrower's discovery of such failure; provided, however, that no such grace period shall apply, and an Event of Default shall exist promptly upon such failure to comply, if such failure to comply may not, in the Majority Lenders' reasonable determination, be cured by the Borrower during such grace period; or if any such Loan Document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Majority Lenders) or become void or unenforceable without the written consent of the Majority Lenders;

          (e) default shall occur with respect to any Debt for borrowed money (other than the Obligations) in an outstanding principal amount in excess of $2,500,000 or under any agreement or instrument under or pursuant to which any such Debt or indebtedness may have been issued, created, assumed, or guaranteed by the Borrower, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt or indebtedness to accelerate, the maturity of any such Debt; or any such Debt or indebtedness shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

          (f)  the Borrower shall (i) file a voluntary
     petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any material part of its property;
     (iii) make a general assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

          (g)  an involuntary petition shall be filed
     against the Borrower or an action or proceeding otherwise commenced seeking reorganization, arrangement or readjustment of the Borrower's debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and either (i) such petition, action or proceeding shall not have been dismissed within a period of thirty
     (30) days after its commencement or (ii) an order for relief against the Borrower shall have been entered in such proceeding;

          (h) a receiver, assignee, liquidator, seque-strator, custodian, trustee or similar officer for the Borrower or for all or any material part of its property shall be appointed; or a warrant of attachment, execution or similar process shall be issued against any material part of the property of the Borrower and shall remain unsatisfied and unstayed for ten (10) days;

          (i) the Borrower shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

          (j) all or any material part of the property of the Borrower shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of the Borrower shall be assumed by any Public Authority or any court of competent jurisdiction at the instance of any Public Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

          (k) any guaranty of the Obligations shall be terminated, revoked or declared void or invalid;

          (l) one or more judgments or orders for the pay-ment of money aggregating in excess of $2,500,000 (whether or not covered by insurance) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 10 consecutive days during which such judgment remains unpaid or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (m) any loss, theft, damage or destruction of any item or items of Collateral occurs which (i) materially and adversely affects the operation of the Borrower's business; or (ii) is material in amount and is not adequately covered by insurance;

          (n) there occurs any material adverse change in the Borrower's property, business, operation, or condi-tion (financial or otherwise) from date of the Financial Statements most recently delivered to the Lenders;

          (o) Any Termination Event occurs which the Agent believes could subject the Borrower or any ERISA Affiliate to a liability in excess of $5,000,000;

          (p) there is filed against the Borrower any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of
     1970), which action, suit or proceeding (1) is not dismissed within one hundred eighty (180) days, and (2) could result in the confiscation or forfeiture of any material portion of the Collateral; or

          (q) for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent's Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void.

          10.2 Remedies. (a) Following the occurrence and during the continuance of a Default or an Event of Default, the Agent may, in its discretion, or, at the direction of the Majority Lenders, shall, without notice to or demand on the Borrower, do one or more of the following at any time or times and in any order: (i) reduce the Maximum Revolver Amount, or the amount of the Revolver Facility, or the advance rates against Eligible Inventory used in computing the Maximum Revolver Amount, or reduce or increase one or more of the other elements used in computing the Maximum Revolver Amount; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to arrange for or provide Letters of Credit, Credit Support or Shipper Guaranties. If an Event of Default exists, the Agent may, in its discretion, or shall, at the direction of the Majority Lenders, without notice to or demand on the Borrower, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order: (i) terminate the Commitments and this Agreement and (ii) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 10.1(f), 10.1(g), 10.1(h), or 10.1(i), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind. In the event the Agent takes any such action described in this paragraph, the Agent agrees that it will use its best efforts to provide notice of such action to the Borrower, but the Agent's failure to deliver any such notice shall not limit its right to take such action or the efficacy of such action, or otherwise result in any liability for its failure to deliver such notice.

          (b)  Following the occurrence and during the
continuance of an Event of Default: (i) the Agent shall have, in addition to all other rights, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the Borrower's premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower shall, upon the Agent's demand, at the Borrower's cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole dis-cretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) days prior to such action to the Borrower's address specified in or pursuant to Section 14.7. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obli-gations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrower. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower irrevocably waives:
(a) the posting of any bond, surety or security with respect thereto which might otherwise be required; (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (c) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower agrees that the Agent has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrower's rights under all licenses and all franchise agreements shall inure to the Agent's benefit. The proceeds of sale shall be applied first to all expenses of sale, including reasonable attorneys' fees, and second, in whatever order the Majority Lenders shall elect, to all Obligations. The Agent will return any excess to the Borrower or such other Person as shall be legally entitled thereto and the Borrower shall remain liable for any deficiency.

          (c) Following the occurrence and during the continuance of an Event of Default, the Borrower hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.


                           ARTICLE 11

                      TERM AND TERMINATION

          11.1 Term and Termination. The term of this Agreement shall end on June 27, 1999 (the "Initial Stated Termination Date"), or if the term of this Agreement shall have been extended as provided in this Section, on such subsequent date to which this Agreement shall have been extended (each such date, together with the Initial Stated Termination Date, being a "Stated Termination Date"). The Majority Lenders may terminate this Agreement without notice to the Borrower upon the occurrence of an Event of Default.

          At least 120 but no more than 360 days prior to the then effective Stated Termination Date, the Borrower may request in writing to the Agent (an "Extension Request") an extension of the term of the Agreement of one year, and the Agent shall promptly notify each Lender of the Extension Request. No later than 95 days prior to the then effective Stated Termination Date, each Lender shall notify the Agent whether such Lender wishes to extend its Commitment for an additional one year period from such then effective Stated Termination Date. Failure to notify the Agent shall be deemed a election by a Lender not to extend its Commitment. At least 90 days prior to the then effective Stated Termination Date, the Agent shall notify the Borrower whether or not all of the Lenders have agreed to extend their Commitments for an additional year. If all the Lenders have agreed to such an extension, the Borrower shall notify the Agent within 10 days thereafter whether it desires to extend the term of the Agreement for an additional year. If the Borrower and all of the Lenders have agreed to an extension of the term of this Agreement, then the Stated Termination Date shall become the date to which such term has been extended (an "Extended Stated Termination Date") upon the Borrower's notifying the Agent of its agreement to the extension. If fewer than all of the Lenders have agreed to an extension, then the Agreement shall terminate on the then effective Stated Termination Date.

          Upon the effective date of termination of this Agreement, all Obligations owing to the Lenders (including, without limitation, all unpaid principal of, accrued interest on and early termination fees, if any) shall become immediately due and payable and the Borrower shall cause the termination of any outstanding Letters of Credit. Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full in cash, the Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its obligations hereunder, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including, without limitation, the security interest of the Agent, for the ratable benefit of the Agent and the Lenders, in and all rights and remedies with respect to all then existing and after-arising Collateral). On or after the effective date of termination of this Agreement and upon full payment in cash and the discharge of all of the Obligations, the Borrower shall no longer have any obligations hereunder, other than its indemnification obligations under Sections 2.2(i), 4.7, 14.8, and 14.15, which shall survive any such termination.


                           ARTICLE 12

   AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

          12.1 No Implied Waivers. No act, failure or delay by the Agent or the Lenders shall constitute a waiver of any of their rights and remedies. No single or partial waiver by the Agent or the Lenders of any provision of this Agreement or any other Loan Document, or of breach or default hereunder or thereunder, or of any right or remedy which the Agent or the Lenders may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provisions, breach, default, right or remedy on a future occasion. No waiver by the Agent or the Lenders shall affect their rights to require strict performance of this Agreement.

          12.2 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Majority Lenders and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which concurrence the Majority Lenders shall have the right to grant or withhold at their sole discretion. Notwithstanding the immediately preceding sentence, any amendment, modification or waiver of (a) any provision of Articles 2, 3 or 4, which amendment, modification or waiver provides for any increase of the Commitments, the reduction of the interest rates applicable to any Loans and/or the amount of fees payable hereunder, the postponement of the due date for the payment of interest, principal or fees hereunder, or the forgiveness of any of the Obligations, shall be effective if, and only if, evidenced by a writing agreed to and signed by all Lenders, and (b) the definitions of "Majority Lenders", "Pro Rata Share", "Required Lenders", "Unused Letter of Credit Subfacility", and "Stated Termination Date" and the provisions contained in this Section 12.2 shall be effective if, and only if, evidenced by a writing agreed to and signed by all Lenders. No amendment, modification, termination, or waiver of any provision of Article 13 or any other provision referring to the Agent shall be effective without the written concurrence of the Agent, and no amendment to Section 13.8 shall be effective unless agreed to in writing by all Lenders. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 12.2 shall be binding on the Agent and each Lender, and, if signed by the Borrower, on the Borrower.

          12.3  Assignments; Participations.

          (a) Each Lender shall have the right, with the Agent's and the Borrower's consent, which, in the case of the Borrower, shall not be unreasonably withheld, at any time to assign to one or more commercial banks or other financial institutions all or a portion of its Commitment, the Loans owing to it and its rights and obligations with respect to Letters of Credit, Credit Support and Shipper Guaranties; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender's corresponding rights and obligations under this Agreement and the assignment shall apply the same percentage to the Lender's Commitment and Loans, (ii) the aggregate amount of the outstanding Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance entered into with respect to such assignment by the assigning Lender and the assignee, and accepted by the Agent, in substantially the form of Exhibit F ("Assignment and Acceptance")) shall in no event be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount, except that such limitation shall not apply to an assignment by any Lender of all of its rights and obligations under this Agreement or to an assignment by an original signatory to this Agreement to another such signatory, (iii) except in the case of an assignment in whole of a Lender's rights and obligations under this Agreement or an assignment by an original signatory to this Agreement to another such signatory, immediately after giving effect to any assignment the aggregate amount of the outstanding Commitment still held by the assigning Lender in its own name shall in no event be less than $5,000,000, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, but not limited to, the obligation to participate in Letters of Credit, Credit Support and Shipper Guaranties pursuant to Section 2.2(f)) of a Lender hereunder and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).


          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Agent shall maintain at its address set forth in Section 14.7 a copy of each Assignment and Acceptance delivered to and accepted by it and books and records, including computer records, in which it shall record the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall constitute rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein, and the Borrower, the Agent and the Lenders may treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.

          (e) Each Lender may sell participations in all or any part of its rights and obligations under this Agreement (includ-ing, without limitation, all or any part of its Commitment, the Loans or its rights in connection with Letters of Credit, as applicable) to one or more other Persons; provided, however, that
(i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Agent, the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Notwithstanding anything to the contrary in the foregoing sentence, any Participating Lender may be given the right to require the Lender granting such Participating Lender's participation to vote against (1) the release of all or substantially all of the Collateral, (2) any amendment, modification or waiver of any provision of Articles 2, 3, or 4 or 11 relating to the principal amount of the Loans or Letters of Credit, the maturity dates of the Loans, the interest rates borne by the Loans and the amounts of any fees payable to such Lender under Sections 3.6 and 3.7. No Participating Lender shall be a "Lender" for any purpose under this Agreement; provided, however, that each Participating Lender shall have the rights and obligations of a Lender (including any right to receive payment) under Sections 3.3(e) or (f), 3.6, 3.7, 4.2, 4.7, 4.8, 12.3(f),
13.5, 13.9, 14.8 and 14.9; provided, further, that all requests for any such payments shall be made by any Participating Lender through the Lender granting such participation. The right of each Participating Lender to receive payment pursuant to the immediately preceding sentence shall be limited to the lesser of
(i) the amounts actually incurred by such Participating Lender for which payment is provided under such Sections and (ii) the amounts that would have been payable under such Sections to the Lender granting the participation had such participation not been granted. It is expressly agreed that, in connection with prospective offers for the sale and transfer of any participation pursuant to this Section 12.3(e), any Lender may provide to any prospective Participating Lender such information pertaining to the Borrower as such Lender may deem appropriate.

          (f) If a Participating Lender shall at any time with the Borrower's knowledge participate with any Lender in the Loans, the Borrower hereby grants to such Participating Lender, and such Lender and such Participating Lender shall have and are hereby given, a continuing Lien on and security interest in any money, Securities and other property of the Borrower in the custody or possession of the Participating Lender, including the right of set-off, to the extent of the Participating Lender's participation in the Obligations, and such Participating Lender shall be deemed to have the same right of set-off to the extent of Participating Lender's participation in the Obligations under this Agreement as it would have if it were a direct lender.

          (g) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement, in favor of any Federal Reserve Bank, in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          12.4 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrower without the prior written consent of the Agent and the Lenders. With respect to the Borrower, successors and assigns shall include, without limitation, any receiver, trustee or debtor-in-possession of or for the Borrower. The rights and benefits of any Lender hereunder shall, if such Lender so agrees, inure to any party acquiring any interest in the Obligations or any part thereof, subject to the provisions of
Section 12.3.


                           ARTICLE 13

                            THE AGENT

          13.1 Appointment. Each Lender hereby designates and appoints BankAmerica Business Credit, Inc. as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 13. The provisions of this Article 13 are solely for the benefit of the Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of the provisions hereof (other than as expressly set forth in Section 13.7). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower. The Agent may perform any of its duties under this Agreement, or under the other Loan Documents, by or through its agents or employees.

          13.2 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including, without limitation, (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Maximum Revolver Amount, (b) the making of Agent Advances pursuant to Section 2.1(i), and (c) the exercise of remedies pursuant to Section 10.2, and any action so taken or not taken shall be deemed consented to by the Lenders. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder, and shall make its own appraisal of the creditworthiness of the Borrower, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date of this Agreement or at any time or times thereafter. If the Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto. The Agent may employ agents, co-agents and attorneys-in-fact and shall not be responsible to the Lenders or the Borrower, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          13.3 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it or any of them under this Agreement or under any of the other Loan Docu-ments, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations under this Agreement; (ii) the Agent shall not be entitled to exercise any of the powers granted to it under this Agreement or the other Loan Documents in any way inconsistent with its express obligations to the Lenders under this Agreement; and (iii) no Person shall be relieved of any liability imposed by law for intentional tort. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 4.6, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which it is determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, repre-sentations or warranties contained in this Agreement or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or any of the transactions contemplated thereby, or for the financial condition of the Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Lenders or Majority Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lenders or Majority Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Lenders or Majority Lenders, as applicable.

          13.4 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

          13.5 Indemnification of the Agent by the Lenders. To the extent that the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, Agent Advances; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent's recklessness or willful misconduct. The obligations of the Lenders under this Section 13.5 shall survive the resignation of an Agent pursuant to Section 13.7, the payment in full of the Loans and reimbursement obligations with respect to Letters of Credit, the termination of all outstanding Letters of Credit and the termination of this Agreement.

          13.6 Agent in Individual Capacity. BABC and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and any of its Subsidiaries and Affiliates as though BABC were not the Agent hereunder, and without notice to or the consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, BABC or its affiliates may receive information regarding the Borrower or its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or any such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Commitment and the Loans made by it and the Letters of Credit in connection with which it has purchased a participation interest, BABC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

          13.7  Successor Agent.

          (a) The Agent may resign from the performance of all of its functions and duties under this Agreement at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (b) or (c) below.

          (b)  Upon any such notice of resignation, the Majority
Lenders shall appoint a successor Agent who shall be reasonably satisfactory to the Borrower.

          (c) If the Majority Lenders agree on a successor Agent within such thirty (30) Business Day period, but the Borrower unreasonably objects to such successor Agent, then such successor shall be appointed as Agent hereunder notwithstanding such objection. If a successor Agent shall not have been so appointed within such thirty (30) Business Day period because the Majority Lenders have not agreed on such successor, the retiring Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders shall appoint a successor Agent as provided above.

          13.8  Collateral Matters.

          (a) The Lenders hereby irrevocably authorize the Agent to provide Shipper Guaranties upon the Borrower's request and negotiate to the Borrower bills of lading on which the Agent is named as consignee, as provided in Section 2.2(i)(7), and at its option and in its discretion, to release any Agent's Lien upon any Collateral (i) upon the termination of the Commitments, payment and satisfaction of all Loans and reimbursement obligations in respect of Letters of Credit, Credit Support and Shipper Guaranties, and the termination of all outstanding Letters of Credit, Credit Support and Shipper Guaranties (whether or not any of such obligations are due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section
5.10 or 8.9 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agree-ment or which will expire imminently and which has not been, and is not intended by the Borrower to be, renewed or extended; or
(v) in any instance not covered by clauses (i) through (iv), with a value of less than $1,000,000 in any instance or series of related instances and, when aggregated with other Collateral on which a Lien was released in the same Fiscal Year, with a value of less than $2,500,000. Except as provided above, the Agent will not release any of the Agent's Liens without the prior written authorization of all of the Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent's authority to release any Agent's Liens upon particular types or items of Collateral pursuant to this
Section 13.8(a).

          (b) So long as no Event of Default has occurred and is then continuing, upon the Agent's determination that it is authorized to release any of the Agent's Liens upon particular types or items of Collateral pursuant to the terms of
Section 13.8(a), and upon at least five (5) Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent's Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including (without limita-tion) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the pursuant to this Section 13.8 or pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any Lender as to any of the foregoing.

          13.9 Restrictions on Actions by Lenders; Sharing of Payments. (a) Each of the Lenders agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Agent, set-off against the Obligations, any amounts owing by such Lender to the Borrower or any accounts of the Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral, the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

          (b) Subject to Section 4.6, if, at any time or times any Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of the Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agree-ment, or (ii) payments from the Agent in excess of such Lender's ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Agent and the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

          13.10 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.

          13.11 Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders in respect of the Obligations owing under this Agreement shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on Schedule 13.11, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans, or otherwise.

          13.12 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent, Majority Lenders or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent, Majority Lenders or Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be authorized by and binding upon all of the Lenders.

          13.13 Field Audit Reports; Disclaimers by Lenders. By its execution and delivery of this Agreement, each Lender

          (a) is deemed to have requested that the Agent furnish such Lender, and the Agent has agreed to furnish to each Lender, promptly after it becomes available, a copy of each field audit report (each, a "Report" and collectively, "Reports") prepared by the Agent pursuant to Section 5.6;

          (b) expressly agrees and acknowledges that neither BABC nor the Agent (1) makes any representation or warranty as to the accuracy of any Report, or (2) shall be liable for any information contained in any Report;

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits, that the Agent or other party performing any audit will inspect only specific information regarding the Borrower and will rely significantly upon the Borrower's books and records, as well as on representations of the Borrower's personnel;

          (d) agrees to keep all Reports confidential and strictly for its internal use, and agrees not to distribute or use any Report in any other manner, except to a Participating Lender; and

          (e) without limiting the generality of any other indemnification provisions contained in this Agreement, agrees (1) to hold BABC and the Agent harmless from any action such Lender may take based upon, or the consequences of any conclusion such Lender may reach as a result of, the information contained in any Report, in connection with any Loan or other credit accommodations that such Lender has made or shall make to the Borrower, or in which such Lender may purchase a participation interest, and (2) to pay, protect, indemnify, defend and hold BABC and the Agent harmless from and against, any claims, actions, proceedings, damages, costs, expenses and other amounts (including, without limitation, reasonable attorneys' fees) incurred by BABC and/or the Agent as the direct or indirect result of the actions of any third parties which might obtain all or part of any Report through such Lender.

          13.14  Relations Among Lenders.

          (a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 14.14, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Majority Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

          (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.


                           ARTICLE 14

                          MISCELLANEOUS

          14.1 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of the Agent's and each Lender's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and the Lenders may have under the UCC or other applicable law. The Agent and the Lenders shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent and the Lenders may, without limitation, proceed directly against the Borrower to collect the Obligations without any prior recourse to the Collateral.

          14.2 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be is ineffective only to such extent, without invalidating the remainder of this Agreement.

          14.3 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver. (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

          (b) SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT OF THE NORTHERN DISTRICT OF ILLINOIS AND THE STATE COURTS OF ILLINOIS LOCATED IN COOK COUNTY, ILLINOIS AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP AMONG THE AGENT, THE LENDERS AND THE BORROWER OR THE CONDUCT OF ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE
FOREGOING: (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

          (c) THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 14.7 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, OR, AT THE AGENT'S AND/OR THE LENDERS' OPTION, BY SERVICE UPON CT CORPORATION SYSTEM, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604 WHICH THE BORROWER IRREVOCABLY APPOINTS AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS. IN ADDITION, THE AGENT AND THE LENDERS AGREE TO PROMPTLY FORWARD BY REGISTERED MAIL ANY PROCESS SO SERVED UPON SAID AGENT TO THE BORROWER AT ITS ADDRESS SET FORTH IN SEC-
TION 14.7.  THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS
AFORESAID.

          (d) THE BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED, IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) NOTHING IN THIS SECTION 14.3 SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

          14.4 Survival of Representations and Warranties. All of the Borrower's representations, and warranties contained in this Agreement shall survive the execution, delivery, and accept-ance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

          14.5 Other Security and Guaranties. Without affecting the Borrower's obligations hereunder, the Agent may from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obliga-tions and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

          14.6 Fees and Expenses. The Borrower shall pay to the Agent, for its benefit and/or the benefit of the Lenders, on demand all reasonable costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, consumma-tion, administration, enforcement, and termination of this Agree-ment and the other Loan Documents, including, without limitation:
(a) reasonable attorneys' and paralegals' fees (including allocated in-house counsel fees) and disbursements of counsel to the Agent; (b) reasonable costs and expenses (including reasonable attorneys' and paralegals' fees (including allocated in-house counsel fees) and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien searches; (d) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent's Liens; (e) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (f) reasonable costs of appraisals, inspections, and verifications of the Collateral, including, without limitation, travel, lodging, and meals for inspections of the Collateral and the Borrower's operations by the Agent's agents up to four (4) times per year and whenever an Event of Default exists; (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Blocked Accounts; and
(h) costs and expenses of preserving and protecting the Collateral. The Borrower shall pay on demand all reasonable costs and expenses (including attorneys' and paralegals' fees (including allocated in-house counsel fees) and disbursements) paid or incurred by the Agent or any Lender to obtain payment of the Obligations, enforce the Agent's Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The fore-going shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses shall be charged to the Borrower's loan account as Revolving Loans as described in Section 4.5.

          14.7 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to the other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) five (5) days after it shall have been mailed by United States mail, first class, cer-tified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified at the address set forth on Schedule 14.7, or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          14.8 Indemnity of the Agent and the Lenders by the Borrower. The Borrower agrees to (i) reimburse the Agent and the Lenders for any reasonable costs and expenses (including, without limitation, attorneys' and paralegals' fees and expenses, including allocated in-house counsel fees) incurred by the Agent or any Lender in defending any suit brought against it by the Borrower or any other Person in connection with the transactions contemplated by this Agreement, provided, however, in the event the Borrower brings or defends a suit against the Agent or any Lender and is successful in such suit, the Borrower shall not be liable for reimbursement of the above-described expenses of the Agent or such Lender incurred in defending such suit, and
(ii) indemnify and hold the Agent and the Lenders and their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by any Person, whether threatened or initiated, asserting any claim for legal or equitable remedy against any Person under any statute or regulation (including, without limitation, any federal or state securities or commercial laws or under any common law or equitable cause or otherwise, including any liability and costs under Environmental Laws or common law principles arising from or in connection with the past, present or future operations of the Borrower or its predecessors in interest, or the past, present or future environmental condition of the Borrower's property, the presence of asbestos-containing materials at or on such property, or the Release or threatened Release of any Contaminant from such property), in any way arising from or in connection with the negotiation, preparation, execution, delivery, enforcement, performance and administration of this Agreement or any other document executed in connection herewith, provided that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any Indemnitee seeking such indemnification. To the extent that the indemnity set forth in this Section may be unenforceable because it is violative of any law or public policy, the Borrower shall pay the maximum portion which it is permitted to pay under applicable law. Any Indemnitee will promptly notify the Borrower of the commencement of any legal proceeding which may give rise to any indemnified liability under the foregoing indemnity and shall permit the Borrower to participate in the defense of such Indemnitee in any such proceeding. The foregoing indemnity shall survive the resignation of an Agent pursuant to Section 13.7, the payment of the Obligations and the termination of this Agreement. All of the foregoing fees, costs and expenses shall be part of the Obli-gations, payable upon demand, and secured by the Collateral.

          14.9 Limitation of Liability. No claim may be made by the Borrower, any Lender or other Person against the Agent, any Lender, or the affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring the connection therewith, and the Borrower and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          14.10 Waiver of Notices. Unless otherwise expressly provided herein, the Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower which the Agent or any Lender may elect to give shall entitle the Borrower to any or further notice or demand in the same, similar or other circumstances.

          14.11 Final Agreement; No Strict Construction. This Agreement is intended by the Borrower, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement

          14.12 Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

          14.13 Captions. The captions contained in this Agree-ment are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

          14.14 Right of Set-Off. Whenever an Event of Default exists, the Agent and each Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Lender or any affiliate of the Agent or such Lender to or for the credit or the account of the Borrower against any and all of the Obligations, whether or not then due and payable. The Agent and each Lender agree promptly to notify Borrower after any such set-off and application made by the Agent or such Lender, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          14.15  Taxes.

          (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the United States of America or any Public Authority of the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

          (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 14.15) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Each Lender shall, at the time of any written demand for indemnification under this subsection (c), provide to the Borrower a receipt for, or other evidence of the payment of, the Taxes or Other Taxes for which indemnification is sought.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 14.7, the original or a certified copy of a receipt or other item evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder and with respect to which a claim for indemnity has been made hereunder, the Borrower will furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 14.15 shall survive the payment in full of principal and interest hereunder.

          IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                              VENTURE STORES, INC.



                              By:/s/Russell E. Solt
                                 Title: E.V.P.


                              BANKAMERICA BUSINESS CREDIT, INC.,
                              as the Agent



                              By:/s/Gregory R. Eck
                                 Vice President

                            THE LENDERS

Commitment: $205,000,000      BANKAMERICA BUSINESS CREDIT, INC.,
                              as a Lender



                              By:/s/Gregory R. Eck
                                 Vice President

Commitment: $20,000,000       THE CIT GROUP/BUSINESS CREDIT,
                              INC., as a Lender



                              By:/s/Mitchell J. Tarvid
                                 Title: Vice President